EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

KRATOS DEFENSE & SECURITY SOLUTIONS, INC. KRATOS PUBLIC SAFETY & SECURITY SOLUTIONS, INC.
and

SECURITAS ELECTRONIC SECURITY, INC.

February 28, 2018

i

Page
ARTICLE I. Purchase and Sale of the Shares    1

1.	Purchase and Sale of the Shares 1

2.	Purchase Price 1

3.	Closing 2

4.	Closing Deliverables 2

5.	Purchase Price Adjustments 3
ARTICLE II. Representations and Warranties of Seller    4

1.	Organization 5

2.	Authority; Binding Nature of Agreement 5

3.	Non-Contravention 5

4.	No Legal Proceedings 6

5.	Title to Shares 6

6.	Brokers 6

7.	No Other Buyer Representations or Warranties 6
ARTICLE III. Representations and Warranties of the Company    6

1.	Organization 6

2.	Capitalization 7

3.	Authorization; No Conflict 7

4.	Subsidiaries 8

5.	Financial Statements 8

6.	Absence of Certain Events 11

7.	Litigation 11

8.	Brokers 11

9.	Company Plans 11

10.	Taxes 12

11.	Environmental Matters 14

12.	Compliance with Laws 14

13.	Intellectual Property 15

14.	Employment Matters 16

15.	Insurance 18

16.	Material Contracts 19

17.	Properties 20

18.	Privacy and Data Protection 21

19.	Inter-Company Transactions 22

20.	Warranties 22

21.	Indebtedness and Guarantees 22

22.	Customers and Suppliers 22

23.	Government Contracts 23

(continued)

Page
ARTICLE IV. Representations and Warranties of Buyer    24

1.	Organization 24

2.	Authority; Binding Nature of Agreement 24

3.	Non-Contravention 24

4.	No Legal Proceedings 25

5.	Sufficiency of Funds 25

6.	Solvency 25

7.	Guarantee 25

8.	Brokers 25

9.	No Other Company Representations or Warranties 25

10.	Non-Reliance on Company Estimates, Projections, Forecasts,
Forward-Looking Statements and Business Plans    25
ARTICLE V. Covenants    26

1.	Reasonable Best Efforts 26

2.	Public Announcements 27

3.	Regulatory Approvals 27

4.	Operation of the Business 28

5.	Access 31

6.	Notification 31

7.	Exclusivity 31

8.	Permit Transfers 31

9.	Employee Matters 31

10.	Restrictive Covenants 36

11.	Confidentiality 37

12.	Corporate Name 38

13.	Tax Matters 38

14.	Contractor Licenses 41

15.	Credit and Performance Support Obligations 41

16.	Inter-Company Accounts 42

17.	SAFETY Act Matters 42

18.	Supplement to Disclosure Schedules 42

19.	Certain Insurance Matters 42

20.	Wrong Pocket 43
ARTICLE VI. Indemnification    43

1.	Survival of Representations and Warranties and Covenants 43

2.	Indemnification 43

3.	Deductible; Other Limitations 45

4.	Claims Process 46

5.	Third-Party Claims 47

6.	Exclusive Remedy 48

(continued)
Page
ARTICLE VII. Closing Conditions    48

1.	Conditions to Each Party’s Obligations 48

2.	Conditions to Buyer’s Obligations 49

3.	Conditions to Seller’s Obligations 50

4.	Frustration of Closing Conditions 50
ARTICLE VIII. Termination    50

1.	General 50

2.	Procedure Upon Termination 51

3.	Effect of Termination 51
ARTICLE IX. Miscellaneous Provisions    51

1.	Amendment or Supplement 51

2.	Waiver Entire Agreement; No Third-Party Beneficiary 52

3.	Applicable Law; Jurisdiction 52

4.	Attorneys’ Fees 52

5.	Specific Enforcement 52

6.	Assignment 53

7.	Notices 53

8.	Severability 54

9.	Construction 54

10.	Counterparts; Signatures 55

11.	Expenses 55

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2018, by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Seller”), Kratos Public Safety & Security Solutions, Inc., a Delaware corporation (the “Company”), and Securitas Electronic Security, Inc., a Delaware corporation (“Buyer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, Seller is the sole stockholder of the Company, and owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, which consist of 1,000 shares of common stock, no par value (the “Shares”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer has delivered to Seller a guarantee of Securitas Security Services USA, Inc., a Delaware corporation (the “Guarantor”), dated as of the date hereof, in favor of Seller with respect to the obligations of Buyer under this Agreement and the other Transaction Documents to which Buyer is a party (the “Guarantee”), as specified in the Guarantee.
Agreement

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SHARES

1.Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing provided for in Section 1.3, Seller shall sell, convey, assign, transfer and deliver to Buyer (or to Securitas Services, Inc. or a direct or indirect wholly-owned subsidiary thereof that has no officers or directors other than those whose personal identifier information (PII) was provided in the initial Joint CFIUS Filing (a “Designated Affiliate”)) and Buyer (or a Designated Affiliate) shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares free and clear of all Liens, other than Permitted Liens.

2.	Purchase Price.

(a)The aggregate purchase price for the Shares shall be (i) $69,000,000 (the “Base Amount”), minus (ii) the amount, if any, by which Target Net Working Capital exceeds Net Working Capital, plus (iii) the amount, if any, by which Net Working Capital exceeds Target Net Working Capital and plus (iv) the amount of Net Cash, in each case, as finally determined pursuant to Section 1.5 (the “Closing Purchase Price”).

(b)No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth: (i) a good faith estimate of (A) the consolidated balance sheet of the Company and the Company Subsidiaries as of the Measuring Time, prepared in accordance with GAAP, (B) the estimated Net Working Capital (“Estimated Net Working Capital”), together with a calculation of such Estimated Net Working Capital in accordance with Section 1.5(a) of the Seller Disclosure Letter, including the footnotes contained therein, and (C) the estimated Net Cash (“Estimated Net Cash”) (with a line-item breakout for each component item of Company Indebtedness and Company Transaction Expenses), in each case together with reasonably detailed supporting work papers, data or other information as may be necessary or appropriate to understand such estimates; and (ii) Seller’s calculation of the Closing Purchase Price to be paid at Closing based upon such foregoing components (the “Estimated Closing Purchase Price”).

(c)The Estimated Closing Purchase Price shall be an amount equal to the Base Amount subject to increase or decrease as follows:

(i)minus the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital;

(ii)plus the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital; and

(iii)	plus the Estimated Net Cash.

3.Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the Transactions to be performed on the Closing Date (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under applicable Law, waiver of those conditions) (the “Closing Date”) at the offices of Paul Hastings LLP located at 4747 Executive Drive, 12th Floor, San Diego, California 92121, or at such other place, time or date as the parties may mutually agree; provided, however, that, notwithstanding the foregoing, upon the written request of Buyer or Seller, the Closing shall take place on the later of (i) April 2, 2018 and (ii) the first Business Day of the month immediately following the date on which the Closing would otherwise occur pursuant to this Section 1.3; provided, further, however, that the parties hereto intend that the Closing shall be deemed to be effective, and the purchase and sale of the Shares shall be deemed to occur, at 12:01 a.m. on the Closing Date.

4.	Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer the following:

(i)a stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank;

(ii)the minute books, stock books and stock ledgers of the Company and the Company Subsidiaries;

(iii)executed resignations of each director, manager or other similar Person of the Company and each Company Subsidiary, in each case, in form and substance reasonably satisfactory to Buyer;

(iv)the Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”) executed by Seller and the Company;

(v)one or more lease assignment agreements (the “Lease Assignments”), in form and substance reasonably satisfactory to Buyer, with respect to the leases referenced on Section 1.4(a)(v) of the Seller Disclosure Letter, executed by Seller, or the applicable Affiliate of Seller, and the Company, or the applicable Company Subsidiary;

(vi)fully executed copies of all Required Consents, each in form and substance reasonably satisfactory to Buyer; and

(vii)a duly executed certification that Seller is not a foreign person within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iv).

(b)	At the Closing, Buyer shall deliver to Seller the following:

(i)cash in an amount equal to the Estimated Closing Purchase Price, by wire transfer of immediately available funds to a bank account designated by Seller in Section 1.4(b)(i) of the Seller Disclosure Letter; and

(ii)	the Transition Services Agreement executed by Buyer.

5.	Purchase Price Adjustments.

(a)Closing Statement. No later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) that sets forth Buyer’s calculation of: (i)(A) the consolidated balance sheet of the Company and the Company Subsidiaries as of the Measuring Time, prepared in accordance with GAAP, (B) the Net Working Capital, together with a calculation of such Net Working Capital in accordance with Section 1.5(a) of the Seller Disclosure Letter, including the footnotes contained therein, and (C) the Net Cash (with a line-item breakout for each component item of Company Indebtedness and Company Transaction Expenses), in each case together with reasonably detailed supporting work papers, data or other information as may be necessary or appropriate to understand each component thereof; and (ii) Buyer’s calculation of the Closing Purchase Price based upon such foregoing components.

(b)	Acceptance of Statements; Dispute Procedures.

(i)The Closing Statement delivered hereunder shall be conclusive and binding upon the parties hereto unless and to the extent, within forty-five (45) days after delivery of such Closing Statement, Seller notifies Buyer, in writing (the “Claims Statement Notice”), that Seller disputes any of the amounts set forth therein, specifying in reasonable detail the items in dispute, the nature and quantum (to the extent known) of the adjustments proposed to address such disputed items, and the reasons for such proposed adjustments. During the forty-five (45) day period following Seller’s receipt of the Closing Statement, Buyer shall provide Seller and its Representatives with reasonable access to the working papers of Buyer and the books and records of the Company and the Company Subsidiaries, in each case solely to the extent relating to the preparation of the Closing Statement and as reasonably requested by Seller, and reasonable access to the employees of the Company, Buyer and their respective Subsidiaries involved in the preparation of the Closing Statement, upon reasonable prior written notice and during normal business hours. Buyer and Seller shall in good faith attempt to resolve any such dispute. If Buyer and Seller do not reach agreement in resolving any such dispute within forty-five (45) days after delivery of the Claims Statement Notice, Buyer and Seller shall submit the dispute to the Arbiter for resolution. Promptly, but no later than twenty (20) days following its appointment, the Arbiter shall determine, based solely on written submissions by Buyer and Seller setting forth (A) such party’s respective calculations of the Closing Purchase Price and its components and (B) such party’s rationale for, and any relevant written evidence supporting, such calculation of Closing Purchase Price and proposed adjustments to the Closing Statement, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Purchase Price, which shall be conclusive and binding on the parties hereto (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator). In resolving any disputed item, the Arbiter shall be bound by the provisions of this Section 1.5(b)(i) and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter’s final determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.

(ii)The Closing Statement shall become final, binding and non- appealable by the parties hereto on the earliest of (A) the forty-sixth (46th) day following the delivery of the Closing Statement by Buyer to Seller if no Claims Statement Notice has been delivered to Buyer in accordance with the terms of Section 1.5(b)(i), (B) with such changes as are necessary to reflect matters resolved in writing by Buyer and Seller, the date all outstanding disputed items are resolved by the parties pursuant to the good faith attempts to resolve such disputed items pursuant to Section 1.5(b)(i), and (C) with such changes as are necessary to reflect the Arbiter’s resolution of the disputed items (together with any changes necessary to reflect matters previously resolved in writing by Buyer and Seller), the date the Arbiter delivers written notice of its decision pursuant to Section 1.5(b)(i). The date on which the Closing Statement shall become final, binding and non-appealable by the parties hereto is herein referred to as the “Determination Date.” The final Closing Purchase Price as finally determined in accordance with this Section 1.5 is herein referred to as the “Final Closing Purchase Price.”

(c)	Adjustment. Within five (5) Business Days after the Determination Date:

(i)if the Final Closing Purchase Price is greater than the Estimated Closing Purchase Price, then Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount in cash equal to the excess of the Final Closing Purchase Price over the Estimated Closing Purchase Price; and

(ii)if the Final Closing Purchase Price is less than the Estimated Closing Purchase Price, then Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to the excess of the Estimated Closing Purchase Price over the Final Closing Purchase Price.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if it is reasonably apparent on its face that the disclosure would also apply to such other sections of this Agreement) delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

1.Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

2.Authority; Binding Nature of Agreement. Seller has the requisite corporate power and authority to (a) conduct its business as it is presently conducted and to own, lease or operate its respective properties and assets and (b) enter into and deliver this Agreement and all other Transaction Documents to which it is a party and to perform and carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly authorized by the board of directors of Seller. No other corporate or other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement, the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions. This Agreement has been, and each other Transaction Document to which Seller is a party will be, duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and the other parties thereto) constitutes, or will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

3.	Non-Contravention.

(a)Neither the execution or delivery of nor performance by Seller of this Agreement or any other Transaction Document to which Seller is a party, nor the consummation by Seller of the Transactions nor compliance by Seller with any of the provisions herein or in any other Transaction Document, will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Seller; (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or Law applicable to Seller; or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller is a party; other than, with respect to clause (ii) and clause (iii), any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Transactions.

(b)No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Body is necessary to be obtained or made by Seller in connection with Seller’s execution, delivery and performance of this Agreement and each other Transaction Document to which Seller is a party, or the consummation by Seller of the Transactions, except for (i) compliance with and filings pursuant to any applicable Antitrust Laws, (ii) such filings and approvals as may be required under Exon-Florio (including the Joint CFIUS Filing), the Securities Act or the Exchange Act, and (iii) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Transactions.

4.No Legal Proceedings. There is no Legal Proceeding pending against Seller and, to the Knowledge of Seller, no Legal Proceeding has been threatened against Seller that would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Transactions.

5.Title to Shares. Seller is the record and beneficial owner of the Shares, and, except as set forth on Section 2.5 of the Seller Disclosure Letter, holds the Shares free and clear of all Liens (other than Liens arising under securities Laws), and upon consummation of the Transactions, Seller will transfer good and valid title to the Shares to Buyer, free and clear of all Liens (other than Liens arising under securities Laws). Except as set forth on Section 2.5 of the Seller Disclosure Letter, Seller is not party to or bound by (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that would require Seller to sell, transfer or otherwise dispose of any Shares or (b) any stockholder agreements, voting trusts, proxies or other Contract relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares.

6.Brokers. Except for Canaccord Genuity Inc. (the “Seller Financial Advisor”), no broker, finder, financial advisor, agent or other Person acting on behalf of Seller is or will be entitled to any brokerage fees, commissions, finders’ fees, financial advisory fees or other fees in connection with the Transactions for which Buyer, the Company or any Company Subsidiary would be liable.

7.No Other Buyer Representations or Warranties. Seller hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV, neither Buyer nor any of its Affiliates or Representatives or any other Person has made, is making or shall be deemed to have made any representation or warranty whatsoever, express or implied, written or oral, regarding the subject matter of this Agreement, including with respect to the accuracy of any information provided or made available to Seller or any of its Affiliates or Representatives or any other Person.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if it is reasonably apparent on its face that the disclosure would also apply to such other sections of this Agreement), Seller and the Company, on behalf of the Company and each Company Subsidiary, hereby represent and warrant to Buyer as of the date hereof and as of the Closing as follows:

1.Organization. Section 3.1(a) of the Seller Disclosure Letter sets forth each of the Subsidiaries of the Company (the “Company Subsidiaries”). Each of the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has all requisite power and authority to enable it to own, operate and lease its properties and to carry on its business as presently conducted, except as has not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer true and correct copies of the certificate or articles of incorporation (including any certificate of designations), bylaws or like organizational documents, of the Company and each Company Subsidiary, and neither the Company nor any Company Subsidiary is in material violation of any provision thereof.

2.Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock no par value, all of which are issued and outstanding, constituting the Shares. The Shares are duly authorized, validly issued and outstanding, fully paid and non- assessable. None of the Shares were issued in violation of: (a) nor are the Shares subject to, any preemptive, subscription, rights of first refusal or similar rights; or (b) the Securities Act or any other applicable Laws. There are no outstanding warrants, options, rights of first refusal, calls, puts, agreements, convertible or exchangeable securities or other Contracts (other than this Agreement) or commitments pursuant to which the Company or any Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company. Neither the Company nor any Company Subsidiary is party to or bound by (i) any stockholder agreement, voting trust, proxy or other Contract (other than this Agreement), agreement or understanding relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares or (ii) any Contract, agreement, commitment, arrangement, understanding or other obligation to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the Shares. Except as set forth on Section 3.2 of the Seller Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, stock-based performance unit, profit participation, other equity- based compensation award, profits interest or similar rights with respect to the Company.

3.	Authorization; No Conflict.

(a)The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other Transaction Documents to which it is a party and to perform and carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by the board of directors of the Company. No other corporate or other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer and the other parties thereto) constitutes, or will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)Neither the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein or in any other Transaction Document, will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries; (ii) except as set forth in Section 3.3(b) of the Seller Disclosure Letter, violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Company Material Contract; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c), violate in any material respect any material Judgment, Law or

Permit applicable to the Business, the Company or any Company Subsidiary; other than any such event described in clause (ii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability of the Company and the Company Subsidiaries to conduct the Business substantially in the manner it is currently conducted or to perform any of their respective obligations hereunder.

(c)Except as set forth on Section 3.3(c) of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, or the consummation by the Company of the Transactions, except for (i) compliance with and filings pursuant to any applicable Antitrust Laws, (ii) the consents set forth on Section 3.3(b) of the Seller Disclosure Letter and (iii) such other material consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices.

4.	Subsidiaries.

(a)Section 3.4(a) of the Seller Disclosure Letter sets forth for each Company Subsidiary its (i) name, (ii) jurisdiction of formation, (iii) if such Subsidiary is a corporation, its authorized capital stock, (iv) the number of issued and outstanding shares of each class of its capital stock or other Equity Interests thereof, (v) the names of the holders of such capital stock or other Equity Interests, and (vi) the number of shares or other Equity Interests held by each such holder.

(b)All of the outstanding shares of capital stock or other equity securities of, or other Equity Interests in, each Company Subsidiary, are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with the Securities Act and any other applicable Laws and any preemptive rights of first refusal or similar rights of any Person. Such shares, securities or other Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Liens arising under securities Laws) or limitations on voting rights. Except as set forth on Section 3.4(b) of the Seller Disclosure Letter, there are no subscriptions, options, warrants, calls, puts, rights, convertible securities or other Contracts, agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other Equity Interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. Except for Equity Interests in the Company Subsidiaries and passive investments in securities listed on a national securities exchange or registered under Section 12(g) of the Exchange Act, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other ownership or Equity Interest in any Person. Except as set forth in Section 3.4(b) of the Seller Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, stock-based performance unit, profit participation, other equity-based compensation award, profits interest or similar rights with respect to any Company Subsidiary.
(c)

5.	Financial Statements.

(a)Section 3.5(a) of the Seller Disclosure Letter contains true and correct copies of (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 25, 2016 and the related consolidated income statement for the fiscal year then ended and (ii) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) of the Company and the Company Subsidiaries

as of December 31, 2017 (the “Balance Sheet Date”) and the related consolidated income statement for the fiscal year then ended (clauses (i) and (ii) collectively, the “Company Financial Statements”). Except as set forth in Section 3.5(a)(i) of the Seller Disclosure Letter, the Company Financial Statements (A) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as disclosed therein and for the absence of footnotes (none of which would disclose any material Liability)), (B) present fairly in all material respects the consolidated financial position and the consolidated results of operations of the Company and the Company Subsidiaries as of the dates or for the periods presented therein and (C) are prepared from, and based on, the accounting records of the Company and the Company Subsidiaries. Except as reflected on and reserved for on the face of the Latest Balance Sheet or for immaterial Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, neither the Company nor any of the Company Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet, or disclosed in the notes thereto, of the Company and the Company Subsidiaries. Except as set forth in Section 3.5(a)(ii) of the Seller Disclosure Letter, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has made any change in any method, principal or practice of accounting or auditing practice, other than those expressly required by GAAP or applicable Law.

(b)The Company has established and maintained disclosure controls and procedures (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to the extent required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed by Seller in the reports that Seller files or submits under the Exchange Act is accumulated and communicated to Seller’s principal executive officer and its principal financial officer to allow timely decisions regarding disclosure and to ensure that information required to be disclosed by Seller with respect to the Company and the Company Subsidiaries in the reports that Seller files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the U.S. Securities and Exchange Commission (the “SEC”). No material weakness was identified in management’s assessment of internal controls as of December 31, 2017 (nor, to the Knowledge of Seller, has any such weakness been identified between that date and the date of this Agreement).

(c)Except as set forth on Section 3.5(c) of the Seller Disclosure Letter, the Company and the Company Subsidiaries have good and valid title to all of the assets owned by and material to the Company and the Company Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens). Except for the licenses under the Transition Services Agreement, the Company and the Company Subsidiaries have valid leasehold interests in all of the assets that are leased or used by the Company or any Company Subsidiary except where the failure to have a valid leasehold interest has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the services and licenses under the Transition Services Agreement or as set forth on Section 3.5(c) of the Seller Disclosure Letter, all of the assets owned or leased by the Company and the Company Subsidiaries comprise all of the assets, properties, Contracts and rights necessary to operate the Business substantially in the manner that the Business was operated by the Company and the Company Subsidiaries immediately prior to the Closing.

(d)All accounts receivable that are reflected on the Company Financial Statements (“Accounts Receivable”) (including Unbilled Accounts Receivable) were recorded consistent with past practices and in accordance with GAAP and represent or will represent valid bona-fide obligations arising from products, materials or services actually sold or performed by the Company and the Company Subsidiaries in the ordinary course of business pursuant, in all material respects, to the terms of the applicable Contract and, in the case of all Accounts Receivable other than Unbilled Accounts Receivable, pursuant to and in accordance, in all material respects, with invoices actually delivered by the Company and the Company Subsidiaries that are reflected on such invoices to the applicable customer and the terms contained therein. The invoices delivered by the Company and the Company Subsidiaries in respect of Accounts Receivable (other than Unbilled Accounts Receivable) accurately reflect, in all material respects, the products, materials or services actually sold or performed by the Company and the Company Subsidiaries, as applicable, to such applicable customer. The allowance for doubtful accounts reflected on the Company Financial Statements has been calculated consistent with past practices and GAAP consistently applied. Section 3.5(d) of the Seller Disclosure Letter sets forth, as of December 31, 2017, (i) the aggregate amount of all Unbilled Accounts Receivable and (ii) any individual Unbilled Account Receivable in excess of $100,000.

(e)To the Knowledge of Seller, all revenue reflected on the Company Financial Statements for the fiscal year ended December 31, 2017 that is associated with the work performed by the Company and the Company Subsidiaries, as applicable, under the percentage-of-completion method of accounting has been recorded consistent with past practices and in accordance with GAAP (consistently applied) in the ordinary course of business, based upon the estimates to completion as of that date. Without limiting the foregoing, to the Knowledge of Seller, (i) the recognized revenue associated with Job No. 4193 for the fiscal year ended December 31, 2017, as set forth on Section 3.5(e) of the Seller Disclosure Letter, reflects, in all material respects, the associated amount of work performed by the Company and the Company Subsidiaries, as applicable, under the percentage-of-completion method of accounting, and (ii) such estimates to completion as of that date and the work performed to that date in respect of Job No. 4193, as set forth on Section 3.5(e) of the Seller Disclosure Letter, are true and accurate in all material respects.

(f)For the twelve-month period ended December 31, 2017, the revenue associated with contractual fixed-price service and maintenance agreements between the Company and/or the Company Subsidiaries and customers in respect of the Business, which includes services provided on a recurring monthly basis, including revenue associated with monitoring services, testing services, online services, system communication services, access services, video services, service plans, preventative maintenance services, fire alarm test and inspection services, remote enterprise services and embedded service, in each case, as recognized by the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices and in accordance with GAAP (consistently applied), was approximately
$12,088,200.

(g)The inventory reflected on the Company Financial Statements as of December 31, 2017 was acquired and has been maintained, in all material respects, in the ordinary course of business consistent with past practice. Such inventory consists of a quantity, quality and condition usable for its intended purpose and salable in the ordinary course of business consistent with past practice, except for obsolete items or items of below-standard quality, all of which have been written off or written down to net realizable value on the Company Financial Statements, calculated in accordance with GAAP and consistent with past practices.

(h)Seller acknowledges and agrees that certain of the Accounts Receivable relate to retainage amounts held by the customers of the Company or Company Subsidiaries pending completion of the applicable project or development (each, a “Retainage Amount”). Section 3.5(h) of the Seller Disclosure Letter sets forth the Retainage Amount as of December 31, 2017, which has been calculated in accordance with GAAP and consistent with past practices.

(i)The books and records of the Company and the Company Subsidiaries from which the Company Financial Statements were prepared (i) are complete and correct in all material respects, (ii) form the basis for the Company Financial Statements and (iii) reflect in all material respects the assets, liabilities, financial position and results of operations of the Company and the Company Subsidiaries.

6.Absence of Certain Events. Except as set forth in Section 3.6 of the Seller Disclosure Letter, from the Balance Sheet Date until the date of this Agreement: (a) the Company and the Company Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice; and (b) neither the Company nor any Company Subsidiary has, in connection with the Business, taken or refrained from taking, as applicable, any of the actions set forth in Section 5.4(b). Since January 1, 2017, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

7.Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Letter, as of the date of this Agreement, there are no Legal Proceedings by or against the Company or any Company Subsidiary or which otherwise relate to the Business, that are pending or, to the Knowledge of Seller, are threatened in writing, in each case that (a) resulted, or would reasonably be expected to result, in payments by the Company or any Company Subsidiary in excess of $100,000; (b) seeks an injunction or equitable relief; or (c) has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no outstanding Judgment to which the Company or any Company Subsidiary has outstanding material obligations.

8.Brokers. Except for the Seller Financial Advisor, no agent, broker, financial advisor or other Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any brokerage fees, commissions, finders’ fees, financial advisory fees or other fees in connection with the Transactions for which the Buyer, the Company or any Company Subsidiary would be liable.

9.	Company Plans.

(a)Section 3.9(a) of the Seller Disclosure Letter sets forth all material Company Employee Benefit Plans and material Business Employee Agreements (collectively, the “Company Plans”). No Company Employee Benefit Plan is sponsored by the Company or any Company Subsidiary, except as expressly indicated on Section 3.9(a) of the Seller Disclosure Letter.

(b)With respect to each material Company Employee Benefit Plan, the Company has made available to Buyer a true, correct and complete copy of: (i) each written Company Employee Benefit Plan document and all amendments thereto, if any (or, in the case of any material unwritten Company Employee Benefit Plans, written descriptions thereof); (ii) if applicable, the most recent Annual Report (Form 5500 Series) including any applicable schedules; (iii) if applicable, the current summary plan description and any material modifications thereto, if any, (or any written summary provided to participants with respect to any Company Employee Benefit Plan for which no summary plan description exists); (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan or the Company in the past three (3) years by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. The Company has also made available to Buyer true, correct and complete copies of each material Business Employee Agreement.

(c)Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter (or, if applicable,

advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material Liability, penalty or Tax under ERISA, the Code or other applicable Law, other than a requirement to provide or fund benefits.

(d)With respect to each Company Plan, except to the extent any noncompliance would not reasonably be expected to result in a material Liability to Buyer and its Affiliates (including, after the Closing, the Company and Company Subsidiaries), (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law; and (ii) all material payments and contributions required to have been made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company Financial Statements.
(e)There is no material pending or, to the Knowledge of Seller, threatened Legal Proceeding relating to any current or former Business Employee under any Company Plan (other than ordinary course claims for benefits) that would reasonably be expected to be a material Liability of Buyer and its Affiliates (including, after the Closing, the Company and Company Subsidiaries) after the Closing Date.

(f)Except with respect to the Multiemployer Plans the Company contributes to with respect to employees represented by the International Brotherhood of Electrical Workers (IBEW), there does not exist any Controlled Group Liability that would reasonably be expected, individually or in the aggregate, to result in material Liability, on or after the Closing, to the Company.

(g)No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code that would reasonably be expected to result in a Liability to Buyer after the Closing Date.

(h)Except with respect to such Liabilities that have been fully satisfied, none of Seller, the Company, any Company Subsidiary or any Entity that is treated as a single employer with any of the foregoing under Sections 414(b), (c), or (m) of the Code or 29 CFR Section 4001.3 has received in the past eight years written (or, to the Knowledge of Seller, oral) notice from a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) of (i) assessment of any withdrawal liability assessable pursuant to Section 4219 of ERISA under a Multiemployer Plan with respect to any partial or complete withdrawal, within the meaning of Sections 4205 and 4203 of ERISA, respectively, which after such notice has not been fully paid or (ii) any failure to make any contribution to a Multiemployer Plan that was due and payable on or prior to the Closing Date and which, after such notice, has not been fully corrected.

(i)Section 3.9(i) of the Seller Disclosure Letter sets forth all Multiemployer Plans to which the Company or any Company Subsidiary currently contributes or has an obligation to contribute.

(j)Neither Seller nor any Subsidiary of Seller (other than the Company or any Company Subsidiary) contributes, has an obligation to contribute, or previously contributed, to a Multiemployer Plan on behalf of employees of the Company or any Company Subsidiary.

10.	Taxes.

(a)All income and other material Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary have been timely filed with the proper Governmental Body in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects. All Taxes owed (or required to be remitted) by any of the Company and each Company Subsidiary (whether or not shown or required to be shown as due on any such Tax Return) have been timely paid in full to the proper Governmental Body; except for those which are being disputed in good faith by appropriate proceedings and have been disclosed to Buyer in writing. There are no Liens on any of the assets of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.
(b)Except as set forth on Section 3.10(b) of the Seller Disclosure Letter, there is no written claim, audit, action, suit, proceeding or, to the Knowledge of Seller, an investigation currently pending or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax matter. All deficiencies for any material Taxes claimed, proposed or assessed against the Company or any Company Subsidiary in writing by any Governmental Body have been paid or settled or are properly reflected in the most recent Company Financial Statements.

(c)Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d)Neither the Company nor any Company Subsidiary is a party to any written Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar agreements (other than Contracts solely among the Company and/or the Company Subsidiaries, or Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(e)Neither the Company nor any Company Subsidiary has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller).

(f)The Company and the Company Subsidiaries have duly and timely withheld all material amounts required to be withheld and paid over to the appropriate Governmental Body all amounts required to be so withheld and paid under applicable Laws.

(g)Neither the Company nor any Company Subsidiary will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of (i) a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, (ii) an installment sale or open transaction effected on or prior to the Closing Date, (iii) an advance payment, prepaid amount or other similar amount (including, a payment in respect of deferred revenue) received on or prior to the Closing Date, (iv) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, (v) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (vi) any intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring on or prior to the Closing Date or any excess loss account in existence at Closing described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax Law).

(h)Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i)The Company and each Company Subsidiary have adequately reserved in the Company Financial Statements in accordance with GAAP for all Taxes that have accrued but are not yet due and payable as of the dates thereof.

Notwithstanding anything herein to the contrary, (i) no representations are made concerning the amount of, or the Company and each Company Subsidiary’s ability to utilize or otherwise benefit from, any net operating losses, capital losses, Tax basis, Tax credits and other similar items of the Company or any Company Subsidiary (collectively, the “Tax Attributes”), and Seller shall not be liable for any downward adjustment in or diminution in value of such Tax Attributes, and (ii) nothing in this Section 3.10 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date or shall be construed as a representation or warranty with respect to any Tax position that Buyer or its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) may take after the Closing Date.

11.	Environmental Matters.

(a)Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i)the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws and there are no pending or, to the Knowledge of Seller, threatened demands, claims, Legal Proceedings, information requests or notices of noncompliance or violation regarding the Company or any Company Subsidiary relating to any Liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law; and

(ii)there are no facts, conditions, or circumstances (including the presence or release of any Hazardous Substance), and there are no underground storage tanks, landfills, current or former waste disposal areas, polychlorinated biphenyls, asbestos-containing materials or asbestos at or on any real property currently or, to the Knowledge of Seller, formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any material Liability under any Environmental Law.

(b)As used in this Agreement, “Environmental Laws” shall mean any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law. As used in this Agreement, “Hazardous Substance” shall mean any material, waste, contaminant, pollutant, or hazardous or toxic waste or substance and terms of similar import
(including    petroleum,    polychlorinated    biphenyls,    and    asbestos    and    asbestos-containing materials), as such terms are defined under Environmental Laws.

12.	Compliance with Laws.

(a)Except as set forth on Section 3.12 of the Seller Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in material violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has, since January 1, 2015, been notified in writing by any Governmental Body of any material violation, or any material investigation with respect to any such Law or any Permit.

(b)All Permits required for the Company and the Company Subsidiaries to conduct the Business have been obtained and are valid and in full force and effect, except where the failure to have obtained and hold any of such Permits would not reasonably be expected to give rise to material Liability on the part of the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are in compliance, in all material respects, with all such Permits.

(c)Since January 1, 2015, neither the Company nor any Company Subsidiary nor, to the Knowledge of Seller, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a material violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Body (collectively, the “Anti-Bribery Laws”). The Company and each Company Subsidiary has in place reasonable procedures designed to ensure compliance with all Anti- Bribery Laws and Sanctions Laws. Neither the Company nor any Company Subsidiary has material facilities, operations, employees, assets, liabilities or revenues outside of the United States of America.

13.	Intellectual Property.

(a)Section 3.13(a) of the Seller Disclosure Letter sets forth as of the date hereof a true and complete list of all patents, patent applications, trademark registrations, trademark applications, registered copyrights, and domain names that are owned by the Company or any Company Subsidiary and that have not otherwise been abandoned, expired or cancelled, indicating for each item the registration or application number and the applicable filing jurisdiction (“Company Registered Intellectual Property”). All filings and fees required to be filed to maintain any material Company Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and each item of material Company Registered Intellectual Property is otherwise subsisting and, to the extent registered, is, to the Knowledge of Seller, valid and enforceable.

(b)To the Knowledge of Seller, the conduct of the Business as currently conducted by the Company and the Company Subsidiaries and the current products, processes and services of the Company and the Company Subsidiaries do not infringe or misappropriate the Intellectual Property Rights of any third party in any material respect. No Legal Proceeding has been filed, asserted or threatened in writing against the Company or any Company Subsidiary in the two (2) years prior to the date hereof in which it is alleged that the conduct of the Business by the Company or any Company Subsidiary, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any third party, and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to give rise to any such Legal Proceeding.

(c)To the Knowledge of Seller, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries as a whole.

(d)Section 3.13(d) of the Seller Disclosure Letter contains a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any Company Subsidiary in any Intellectual Property Rights, other than Ordinary Course Licenses, Open Source Licenses, any licenses for commercially available or off-the-shelf software (including software licensed through software as a service

(SaaS) arrangements), or any licenses for which the Company or any Company Subsidiary has paid less than $250,000 in annual fees (“In-Licenses”).

(e)Section 3.13(e) of the Seller Disclosure Letter contains a list of all Contracts pursuant to which the Company or any Company Subsidiary has granted any third party any rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses (the “Out-Licenses” and, together with the In-Licenses, the “IP Contracts”).

(f)The Company or a Company Subsidiary is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company Intellectual Property, and, to the Knowledge of Seller, has the valid right to use all other Intellectual Property Rights material to the conduct of the Business as currently conducted. The Company and all Company Subsidiaries have taken commercially reasonable steps to maintain and protect all material trade secrets included among the Company Intellectual Property.

(g)The Software, computer hardware, servers, networks, data communication lines and other information technology equipment and related systems that are owned by the Company or any Company Subsidiary (collectively, the “IT Systems”), in each case, are reasonably sufficient for the immediate needs of the Business and are in sufficiently good working condition. To the Knowledge of Seller, since January 1, 2015, there has been no unauthorized access, use, intrusion or breach of security, or material failure or breakdown affecting any IT Systems, that has caused any: (i) substantial disruption of or interruption in or to the use of such IT Systems or the conduct of the Business; (ii) material loss, destruction, damage or harm of or to the Company, any Company Subsidiary, or its operations, personnel, property or other assets; or (iii) material Liability of any kind to the Company or any Company Subsidiary. The Company and all Company Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities.

(h)The Company and the Company Subsidiaries are in actual possession of the source code for all material proprietary Software owned by the Company and the Company
Subsidiaries. Neither Company nor any Company Subsidiary has disclosed any source code for any material proprietary Software owned by the Company and the Company Subsidiaries to any other Person, other than an employee, independent contractor or consultant of Company or a Company Subsidiary pursuant to an agreement prohibiting use or disclosure, except in the performance of services for the Business.

(i)Neither the Company nor any Company Subsidiary has used any open source software in a manner that does, will or would reasonably be expected to, require the (i) disclosure or distribution of any material proprietary Software owned by the Company or Company Subsidiary in source code form, or (ii) license or other provision of any material proprietary Software owned the Company or Company Subsidiary on a royalty-free basis.

14.	Employment Matters.

(a)	Employees.

(i)Seller has provided (A) all employment Contracts with all employees of the Company and each Company Subsidiary and (B) a list, as of December 31, 2017, that is complete and accurate, in all material respects, stating the name, job title or description, current rate of direct compensation, start date, any change in compensation on or after December 31, 2016, and sick and vacation leave that is accrued and unused with respect to all current employees of the Company and each Company Subsidiary.

(ii)Each of the Company and each Company Subsidiary is in compliance in all respects with all applicable Laws and Judgments relating to employment of labor, including all Laws and Judgments relating to wages, hours, discrimination, sexual harassment, civil rights, affirmative action, immigration, safety and health, workers’ compensation and the collection and payment of withholding Taxes, social security Taxes and similar Taxes, except to the extent non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with exempt classification requirements under the Fair Labor Standards Act and any applicable state wage and hour Law (collectively, “Wage Laws”), and no employee classified as exempt is entitled to any material overtime pay under the applicable Wage Laws. Except as set forth on Section 3.14(a)(ii) of the Seller Disclosure Letter, no written promise or guarantee, and to the Knowledge of Seller, no other promise or guarantee, has been given to any person as to the level or amount of compensation to be paid to them or any other improvement to their terms and conditions of employment compared to the terms stated in the list described in Section 3.14(a)(i)(B).

(iii)Except as set forth on Section 3.14(a)(iii) of the Seller Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other agreement or understanding with a labor union, labor organization, or similar group of employees (a “Labor Union”). Neither the Company nor any Company Subsidiary is a party to any dispute with a Labor Union. To the Knowledge of Seller, no employee of the Company or any Company Subsidiary has, while employed by the Company or a Company Subsidiary, engaged in any union organizing or election activities related to the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has
experienced a union strike, slowdown, picketing, work stoppage, organized work slowdown, grievance process, claim of unfair labor practice or other collective bargaining dispute. Since January 1, 2015, there has been no lockout of the employees of the Company or any Company Subsidiary, and no such action is contemplated. To the Knowledge of Seller: (A) neither the Company nor any Company Subsidiary has committed an unfair labor practice; (B) no event has occurred or circumstance exists that would reasonably be expected to provide a legal basis for any work stoppage, strike or other labor dispute by or with the employees of the Company or any Company Subsidiary and (C) no Labor Union is presently engaging in or threatening an organizational effort with respect to the employees of the Company or any Company Subsidiary.

(iv)To the Knowledge of Seller, no employee, officer or director of the Company or any Company Subsidiary is a party to or bound by any Contract that (A) could adversely affect the performance of his or her duties as an employee, an officer or a director other than for the benefit of the Company or any Company Subsidiary, as applicable, (B) could adversely affect the ability of the Company or the Company Subsidiaries to conduct the Business, (C) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or any Company Subsidiary, as applicable, or
(D) requires him or her to transfer, assign or disclose confidential information or Company Intellectual Property prepared after commencement of employment with the Company or any Company Subsidiary to anyone other than the Company or any Company Subsidiary.

(v)Seller has provided a complete and accurate list, in all material respects, of all Persons who were employees of the Company or any Company Subsidiary within the preceding six (6) months (A) whose employment was terminated by the Company or a Company Subsidiary, as applicable, or (B) who have terminated their employment with the Company or any Company Subsidiary, as applicable, or submitted a letter of resignation or its equivalent. To the Knowledge of Seller, no employee of the

Company or any Company Subsidiary has any plans to terminate employment with the Company or any Company Subsidiary, as applicable (whether as a result of the Transactions or otherwise) within the next six (6) months. Within ninety (90) days preceding the Closing, no employee of the Company or any Company Subsidiary at a site of employment that has had fifty (50) or more Company or Company Subsidiary employees during such ninety (90) days has suffered an “employment loss” with the Company or a Company Subsidiary, as such term is defined in the WARN Act.

(vi)Except as set forth on Section 3.14(a)(vi) of the Seller Disclosure Letter and for ordinary course subcontracting arrangements related to performing services for customers, neither the Company nor any Company Subsidiary is the recipient of any outsourced or temporary labor from any third party.

(vii)To the Knowledge of Seller: (A) neither the Company nor any Company Subsidiary has received written correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number; and (B) all employees of the Company and each Company Subsidiary are legally permitted to be employed by their employer, whether the Company or a Company Subsidiary, in the jurisdiction in which such employee is employed in their current job capacities.
(viii)Except as set forth on Section 3.14(a)(viii) of the Seller Disclosure Letter, or as would not have a Company Material Adverse Effect, there is no Legal Proceeding regarding hiring, discharge, constructive discharge, terms and conditions of employment, discrimination in employment, compensation matters, pay equity, worker classification (including employee-independent contractor classification), wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, work visas or employment authorization (including the Immigration Reform and Control Act) or other employment dispute of any nature pending or, to the Knowledge of Seller, threatened, against the Company or any Company Subsidiary. Section 3.14(a)(viii) of the Seller Disclosure Letter lists all such Legal Proceedings which are currently active or which have been resolved in the past year.

(b)	Independent Contractors.

(i)Section 3.14(b)(i) of the Seller Disclosure Letter sets forth a list of each natural Person engaged as an independent contractor of the Company and each Company Subsidiary as of December 31, 2017.

(ii)The Company and the Company Subsidiaries have complied, in all material respects, with the requirements of applicable Law classifying individuals as independent contractors. To the Knowledge of Seller, no current or former independent contractor has made any claim, whether verbally or in writing, to the Company or a Company Subsidiary that he or she is (or was), or should be (or should have been) classified as, an employee of the Company or any Company Subsidiary.

15.Insurance. Section 3.15 of the Seller Disclosure Letter sets forth a list of the current insurance policies maintained by the Company or any Company Subsidiary relating to the Business and/or maintained by Seller and its Affiliates (other than the Company or any Company Subsidiary) relating to the Business (the “Insurance Policies”). The descriptions on Section 3.15 of the Seller Disclosure Letter shall include for each Insurance Policy: (a) the type of policy; (b) the policy number; (c) the name of insurer; and (d) the expiration date. Seller and the Company have made available to Buyer true, accurate and complete copies of the Insurance Policies, in each case, as amended through the date hereof. The Company and the Company Subsidiaries, or Seller or its other Affiliates on behalf of the Company and the Company

Subsidiaries, maintain insurance coverage adequate and customary in the industry for the operation of their respective Businesses (taking into account the cost and availability of such insurance). To the Knowledge of Seller, the Insurance Policies are in full force and effect and all related premiums have been paid to date. Since January 1, 2016, no insurer under any Insurance Policy (i) has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such Insurance Policy or (ii) has threatened to cancel any Insurance Policy.

16.	Material Contracts.

(a)Section 3.16 of the Seller Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of all Contracts of the following types to which either (i)
the Company or any of the Company Subsidiaries is a party to or bound or (ii) solely with respect to any Contract under which revenue is generated for the Business, Seller (or any Subsidiary of Seller which is not the Company or a Company Subsidiary) is a party to or bound (each a “Company Material Contract”):

(i)any Contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any Company Subsidiary to compete with any Person in any line of business or in any geographical area, (B) granting any exclusive rights with respect to any Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, or (C) otherwise prohibiting or limiting in any material respect the right of the Company or any Company Subsidiary to sell, distribute or manufacture any products or services, except in each case for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of sixty (60) days or less;

(ii)	any IP Contract;

(iii)any Contract for the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) other than in the ordinary course of business consistent with past practices;

(iv)(A) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, (B) guaranties (separate from customer Contracts), letters of credit, letters of comfort, surety or performance bonds, or any obligation to maintain or provide collateral (including Cash) relating to any ongoing projects of the Business, and (C) any Contract that contains or provides for any warranty, guaranty or other similar undertaking with respect to contractual performance; in each case, other than in the ordinary course of business, in each case, in excess of $500,000;

(v)any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than investments in marketable securities in connection with ordinary course cash management activities or non-material advances to Business Employees in the ordinary course of business consistent with past practices);

(vi)	any material Contract with any Top Supplier;

(vii)any material Contract for a Key Project or a project that represented at least $750,000 in revenue for the fiscal year ended December 31, 2017 or at least
$750,000 in backlog as of December 31, 2017 (for the avoidance of doubt, the material Contracts with respect to such projects include base contracts/master agreements and other forms of master subcontractor agreements and related terms and conditions, but exclude purchase orders, change orders, letters of authorization, letters of confirmation, notices to proceed and other similar documents (unless such documents are expressly listed on Section 3.16 of the Seller Disclosure Letter));

Real Property;

(viii)	each lease, rental or occupancy agreement relating to the Leased
(ix)each joint venture, partnership or Contract involving a sharing of revenue, profit, costs or Liabilities with any other Person or any material Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

Union;

(x)	all collective bargaining agreements or agreements with any Labor

(xi)any Contract with security clearance requirements required by any Person (including such requirements required by the applicable customer or any Governmental Body) and a detailed description of such security clearance requirements;

(xii)any Contract with any current officer, director, member, employee, consultant or agent of the Company or any Company Subsidiary (other than (A) ordinary course compensation, incentive, bonus or commission plans and (B) letters containing standard terms and conditions offering employment on an at-will basis); and

(xiii)any Contract involving the settlement, release, compromise or waiver of any Legal Proceedings, in each case, entered into within twelve (12) months prior to the date of this Agreement (other than immaterial releases of claims made in the ordinary course of business).

(b)Each of the Company Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary party thereto (as applicable) and, to the Knowledge of Seller, each other party thereto. There is no material default under any Company Material Contract by the Company or any Company Subsidiary party thereto (as applicable) and, to the Knowledge of Seller, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any Company Subsidiary. Buyer has been provided with copies of the Company Material Contracts that are, in all material respects, true, complete and accurate as of the date hereof.

17.	Properties.

(a)Neither the Company nor any Company Subsidiary owns, or since January 1, 2013 has owned, any real property.

(b)Section 3.17(b) of the Seller Disclosure Letter sets forth a list of each leasehold or subleasehold estate held by (i) the Company or any Company Subsidiary or (ii) any other Person which is material to the operation of the Business (collectively, the “Leased Real Property”). Except as set forth on Section 3.17(b) of the Seller Disclosure Letter, the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens). Except as set forth on Section 3.17(b) of the Seller Disclosure Letter and easements, rights-of-way and other similar matters of record that would not reasonably be expected to materially impair the value, continued use or the occupancy of the Leased Real Property, no Person other than the Company or any Company Subsidiary has any right to use, lease, sublease, license, possess and/or occupy any portion of the Leased Real Property and there are no oral or written agreements between the Company or any Company Subsidiary and any other Person providing such Person the right to use, occupy or possess all or any portion of any of the Leased Real Property. To the Knowledge of Seller, there are no eminent domain proceedings, special assessments, administrative actions, or other taking by any Governmental Body of any kind pending or threatened against the whole or any part of any Leased Real Property, and to the Knowledge of Seller, no condemnation, taking, Law (including but not limited to zoning changes) or other matter which may adversely affect the current use of the Leased Real Property is threatened or contemplated. To the Knowledge of Seller, the Leased Real Property and the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, does not violate in any material respect any deed restrictions, applicable Law consisting of buildings codes, zoning, subdivision or other land use or similar Laws.

(c)Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all tangible personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property and Leased Real Property (taken as a whole) is in good operating condition and repair, ordinary wear and tear excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

18.	Privacy and Data Protection.

(a)The Company and the Company Subsidiaries are in material compliance with (i) their respective posted privacy policies, (ii) the applicable Privacy Laws relating to Personal Data, and (iii) with respect to Personal Data consisting of financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, if any, the Payment Card Industry Data Security Standards. The Company and the Company Subsidiaries have commercially reasonable security procedures in place to protect Personal Data they receive from unauthorized access, use or disclosure. To the Knowledge of Seller, neither the Company nor any Company Subsidiary is currently, or has in the past three (3) years been, under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(b)Since January 1, 2016, to the Knowledge of Seller: (i) none of the Company or any Company Subsidiary has experienced any acquisition, access, use or disclosure of Personal Data in a manner not permitted under any applicable Privacy Laws (a “Breach”) or notified, or has been required to notify, any Person of any Breach; and (ii) no third party that creates, receives, maintains or transmits Personal Data or that has access to Personal Data by or on behalf of any of the Company or any Company Subsidiary has experienced any Breach or notified, or has been required to notify, any Person of any Breach with respect to any Personal Data created, received, maintained or transmitted by it for the Company or any Company Subsidiary.

(c)Since January 1, 2016, to the Knowledge of Seller, none of the Company or any of the Company Subsidiaries has received any written claim, complaint, inquiry, or notice from any Governmental Body related to the Company’s or any Company Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Law.

(d)Since January 1, 2016, neither the Company nor any Company Subsidiary has received any written notice that it is or has been in material breach of any obligation under any Contract to limit its use of, secure or otherwise safeguard Personal Data and, to the Knowledge of Seller, no such breach has occurred.

19.Inter-Company Transactions. Other than the Transaction Documents, there are no Contracts between Seller or any of its Subsidiaries (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any Company Subsidiary, on the other hand, that will remain in effect following the Closing other than any such transactions or agreements that have been, in all material respects, (a) properly reflected (if and to the extent so required under GAAP) in the Company Financial Statements and (b) entered into in the ordinary course of business with terms no less favorable to any party thereto than would have been received in an arms-length transaction.

20.Warranties. All goods sold or delivered, or services provided by the Business have been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties. Except as reflected on and reserved for in the Latest Balance Sheet, as adjusted for the passage of time in accordance with the past custom and practice of the Business, neither the Company nor any Company Subsidiary has any material Liability, and, to the Knowledge of Seller, there is no basis for any future material Liability, for replacement or repair of any such product or service or other damages in connection with any product sold or delivered or service provided by the Company or any Company Subsidiary (including products or services provided through subcontractors). To the extent any amounts otherwise owed to the Company or any Company Subsidiary are held for retainage (or any similar concept), to the Knowledge of Seller, there is no reason such amounts will not be paid to the Company or the applicable Company Subsidiary in due course.

21.Indebtedness and Guarantees. Except as set forth on Section 3.21 of the Seller Disclosure Letter, neither the Company nor any Company Subsidiary is a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person that exceeds $500,000. Except as set forth on Section 3.21 of the Seller Disclosure Letter, neither the Company nor any Company Subsidiary is the beneficiary of any guaranties (separate from customer Contracts), letters of credit, letters of comfort, surety or performance bonds, or any obligation to maintain or provide collateral (including Cash) relating to any ongoing projects of the Business, that exceed
$500,000.

22.	Customers and Suppliers.

(a)Section 3.22(a) of the Seller Disclosure Letter sets forth the 20 largest (by revenue) customers of the Business for the year ended December 31, 2017 (such customers the “Top Customers”). Since January 1, 2017 and except as disclosed in Section 3.22(a) of the Seller Disclosure Letter, no Top Customer has notified Seller, the Company or any Company Subsidiary in writing of, nor to the Knowledge of Seller do any circumstances exist that would reasonably be expected to result in, a full or partial termination or material adverse alteration of its business relationship with the Business, including: (i) any material decrease in the price that any such customer is willing to pay for products or services of the Business; (ii) any change in payment or delivery terms that would adversely affect the Business after the Closing or (iii) a proposed bankruptcy or change of control of any such Top Customer.

(b)Section 3.22(b) of the Seller Disclosure Letter sets forth the 10 largest (by dollar volume) equipment suppliers of the Business for the year ended December 20, 2017 (such suppliers the “Top Suppliers”). Since January 1, 2017 and except as set forth on Section 3.22(b) of the Seller Disclosure Letter, no Top Supplier has notified Seller, the Company or any Company Subsidiary in writing of, nor to the Knowledge of Seller do any circumstances exist that would reasonably be expected to result in, a full or partial termination or material adverse alteration of its business relationship with the Business, including: (i) any material increase in the price that any such Top Supplier will charge for products or services sold to the Business; (ii) any change in the payment or delivery terms that would adversely affect the Business after the Closing; or (iii) a proposed bankruptcy or change of control of any such Top Supplier.

23.	Government Contracts.

(a)For purposes of this Section 3.23, the term Government Contract shall include Government Bids.

(b)Except as set forth on Section 3.23(b) of the Seller Disclosure Letter, since January 1, 2014: (i) the Company and the Company Subsidiaries have materially complied with each Government Contract and all Laws applicable to each Government Contract; (ii) neither the Company nor any Company Subsidiary has made a voluntary or mandatory disclosure in writing to any Governmental Body with respect to any violation or potential violation of Law with respect to any Government Contract; and (iii) no Governmental Body, prime contractor, or subcontractor has notified the Company or a Company Subsidiary in writing of a breach or violation of applicable Law with respect to any Government Contract.

(c)To the Knowledge of Seller, since January 1, 2014, all certifications, representations and disclosure statements submitted by the Company or a Company Subsidiary with respect to a Government Contract were accurate and complete in all material respects as of the date of submission, and were properly updated in all material respects to the extent required by Law and the applicable Government Contract.

(d)Neither the Company, the Company Subsidiaries, nor any of their Principals (as defined in FAR 2.101 for purposes of this Section 3.23) are debarred or suspended in any form from doing business with a Governmental Body nor have they otherwise been declared ineligible to do business with a Governmental Body. To the Knowledge of Seller, there are no circumstances that would be reasonably expected to warrant the institution of proceedings for debarment, suspension, or ineligibility against the Company, a Company Subsidiary, or any of their Principals.

(e)Except as set forth on Section 3.23(e) of the Seller Disclosure Letter, to the Knowledge of Seller, neither the Company, the Company Subsidiaries, nor any of their Principals are under investigation, charge, or indictment with respect to any alleged irregularity, violation, misstatement or omission arising under or in any way relating to any Government Contract.

(f)Except as set forth on Section 3.23(f) of the Seller Disclosure Letter, there are no pending audits, cost reviews, compliance reviews, or related investigations by a Governmental Body of the Company or a Company Subsidiary arising under or relating to any Government Contract.

(g)To the Knowledge of Seller, the Company and the Company Subsidiaries possess all material security clearances necessary for the execution of their obligations under all Government Contracts. To the Knowledge of Seller, there are no circumstances existing as of the date hereof that would be reasonably expected to result in the suspension, revocation or denial of a current or pending personal or facility security clearance.

(h)No Government Contract issued to the Company or a Company Subsidiary in the last six (6) years has been awarded or sought on the basis of the Company or a Company Subsidiary qualifying as a small business concern, as defined in 13 C.F.R. Part 121.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller and the Company as of the date hereof and as of the Closing as follows:

1.Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

2.Authority; Binding Nature of Agreement. Buyer has the corporate power and authority to (a) conduct its business as it is presently conducted and to own, lease or operate its properties and assets and (b) enter into and deliver this Agreement and all other Transaction Documents to which it is a party and to perform and carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by the board of directors of Buyer. No other corporate or other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement, the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions. This Agreement has been, and each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller, the Company and the other parties thereto) constitutes, or will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

3.	Non-Contravention.

(a)Neither the execution and delivery of or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party, nor the consummation by Buyer of the Transactions nor compliance by Buyer with any of the provisions herein or in any other Transaction Document, will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Buyer; (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate in any material respect any Judgment or Law applicable to Buyer or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Buyer is a party; other than, with respect to clause (ii) and clause (iii), any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

(b)No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Body is necessary to be obtained or made by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer is a party, or the consummation by Buyer of the Transactions, except for (i) compliance with and filings pursuant to any applicable Antitrust Laws and (ii) such filings and approvals as may be required under Exon-Florio (including the Joint CFIUS Filing), the Securities Act or the Exchange Act.

4.No Legal Proceedings. There is no Legal Proceeding pending against Buyer and, to the actual knowledge of Buyer, no Legal Proceeding has been threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

5.Sufficiency of Funds. Buyer has sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer to pay the Estimated Closing Purchase Price, any amount payable pursuant to Section 1.5(c), all associated costs and expenses of the Transactions which Buyer is obligated to pay pursuant to the terms of this Agreement and all other amounts required to be paid by Buyer under the terms hereof in connection with the consummation of the Transactions and to allow Buyer to perform all of its obligations under this Agreement. In no event shall the receipt by, or the availability of any funds or financing to, Buyer or any of its Affiliates, or any other financing of any kind or description, be a condition to Buyer’s obligation to consummate the Transactions.

6.Solvency. After giving effect to the consummation of the Transactions, Buyer will be Solvent as of and immediately after the Closing.

7.Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered to Seller the Guarantee duly executed by the Guarantor with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantor party thereto in favor of Seller, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

8.Brokers. No agent, broker, Person or firm acting on behalf of Buyer or under Buyer’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

9.No Other Company Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Articles II and III (as modified by the Seller Disclosure Letter), none of Seller, the Company, any Company Subsidiary, nor any of their respective Affiliates or Representatives or any other Person has made, is making or shall be deemed to have made any representation or warranty whatsoever, express or implied, written or oral, regarding the subject matter of this Agreement, including with respect to the accuracy of any information provided or made available to the Buyer or any of their respective Affiliates or Representatives or any other Person, and that it is not relying and has not relied on any representations or warranties whatsoever, express or implied, except for the representations and warranties set forth in Articles II and III (as modified by the Seller Disclosure Letter). Notwithstanding the foregoing, this Section 4.9 shall not (and shall not be deemed to) limit, modify or otherwise affect, any claim or action based on Fraud.

10.Non-Reliance on Company Estimates, Projections, Forecasts, Forward- Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and the Company Subsidiaries by Buyer and its Affiliates and Representatives, Buyer has received from Seller, the Company and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Business. Buyer hereby acknowledges and agrees that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar; (b) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Buyer or its Affiliates and

Representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except to the extent such information is expressly included in the representations and warranties made by Seller or the Company and contained in this Agreement, Buyer hereby waives any claim against Seller, the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.10. Accordingly, Buyer hereby acknowledges and agrees that none of Seller, the Company nor any Company Subsidiaries, nor any of their respective Affiliates or Representatives, has made, is making or shall be deemed to have made any representation or warranty whatsoever with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward- looking statements or business plans) unless such information is expressly included in the representations and warranties made by Seller or the Company and contained in this Agreement. Buyer acknowledges that it is not relying on any advice from Seller and that neither Seller nor any of its Affiliates is acting as a financial advisor, agent, underwriter or broker to Buyer or any of its Affiliates or otherwise on behalf of Buyer or any of its Affiliates in connection with the
Transactions. Notwithstanding the foregoing, this Section 4.10 shall not (and shall not be deemed to) limit, modify or otherwise affect, any claim or action based on Fraud.

ARTICLE V. COVENANTS
1.Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of Seller, Buyer and the Company shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, the Transactions, including using commercially reasonable best efforts to (i) obtain the consents set forth on Section 5.1(a)(i) of the Seller Disclosure Letter (the “Required Consents”), (ii) obtain the other consents set forth on Section 3.3(b) of the Seller Disclosure Letter, (iii) obtain the consents set forth on Section 5.1(a)(ii) of the Seller Disclosure Letter (the “Legacy Consents”) and (iv) ensure the satisfaction of the closing conditions set forth in Article VII. Without limiting the foregoing, in the event that Seller does not obtain consents under any of the Contracts set forth on Section 3.3(b) of the Seller Disclosure Letter to which Seller is a party prior to Closing, Seller shall use its commercially reasonable best efforts to obtain the consent of any other Person party to any such Contract or claim any right or benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request, and Seller shall, for Buyer’s benefit and at Buyer’s sole cost and expense, continue to honor any obligations thereunder until such consent is obtained or such Contract expires by its terms. If any such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller, the Company or any Company Subsidiary thereunder so that Buyer would not in fact receive all such material rights and benefits thereunder, Buyer and Seller shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or subleasing to Buyer, or under which Seller or its applicable Affiliates would enforce for the benefit of Buyer at Buyer’s sole cost and expense, with Buyer being responsible for the performance and discharge of Seller’s or its Affiliates’ obligations thereunder, any and all rights of Seller any of its Affiliates against any other Person party thereto.

(b)Without limiting the foregoing, promptly after the Closing, Seller shall effectuate the transfer to the Company of the domain names set forth on Section 5.1(b) of the Seller Disclosure Letter.

(c)At or prior to the Closing for any applicable Contract identified by Seller prior to Closing, and for one (1) year following the Closing for any applicable Contract identified by Seller in such one-year period, Seller shall assign to the Company (in form and substance reasonably satisfactory to Buyer) all Contracts, or portions of Contracts, to which Seller (or any Subsidiary of Seller which is not the Company or any Company Subsidiary) is a party and under which revenue is generated exclusively for the Business.
2.Public Announcements. From and after the date hereof, neither Buyer nor Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Seller or Buyer, respectively. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a party from making any public disclosure as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Buyer or Seller are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

3.Regulatory Approvals. The parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including: (a) within ten (10) Business Days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the Transactions and engage in the pre-notice consultation process with CFIUS; (b) following such pre-notice consultation, as promptly as practicable and, in any event, within ten (10) calendar days of the later of (i) fully responding to any comments raised by CFIUS during the pre-notification consultation process or (ii) CFIUS notification that the draft filing meets all requirements of 31
C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) (the “Joint CFIUS Filing”) and, in the case of Buyer, the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the Transactions; (c) promptly and, in all events, consistent with any deadline imposed under Exon-Florio or other applicable Laws, comply with any request received by any of the parties or any of their respective Subsidiaries from any Governmental Body for any certification, additional information, documents or other materials in respect of such notice or such transactions; (d) ensure that any information furnished in respect of this Section 5.3 is true, complete and correct in all material respects; (e) cooperate with each other in connection with the Joint CFIUS Filing and in connection with resolving any investigation under Exon-Florio, or other inquiry of any Governmental Body with respect to the Joint CFIUS Filing or any such transaction; and (f) taking all commercially reasonable mitigation steps required by CFIUS to satisfy the CFIUS Condition; provided, however, that (x) neither party shall be required to take any action in connection with the satisfaction of the CFIUS Condition that is not conditioned upon the consummation of the Transactions and (y) Buyer shall not be required to take any action in connection with the satisfaction of the CFIUS Condition that would reasonably be expected to have a material impact on the operations of Securitas Electronic Security, Inc. To the extent permitted by applicable Law, each party shall promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS in connection with the Joint CFIUS Filing, in each case, excluding the confidential data submissions of the Personal Identified Information and Curriculum Vitae (as each such term is defined in Exon- Florio). If any party receives any request from CFIUS for supplemental information with respect to the Joint CFIUS Filing, the requested party shall provide any such requested information to the other party as far in advance of the disclosure to CFIUS as is reasonably practicable and to the extent permitted by applicable Law, will consult and cooperate with one another in connection with any submissions by or on behalf of any party relating to the Joint CFIUS Filing or any Legal Proceeding under Exon-Florio. Each party will be responsible for its respective preparation costs and other expenses (including attorneys’ fees) in connection with the Joint CFIUS Filing.

4.	Operation of the Business.

(a)From and after the date hereof and prior to the Closing, except (i) as set forth on Section 5.4(a) of the Seller Disclosure Letter; (ii) as required by applicable Law or GAAP; (iii) as otherwise expressly contemplated, required or permitted by this Agreement or
(i)with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company and the Company Subsidiaries to:

(i)conduct the Business only in the ordinary course of business; and

(ii)use commercially reasonable efforts to (A) preserve the present operations, organization and goodwill of the Business, the Company and each Company Subsidiary; (B) preserve the present relationships with customers and suppliers of the Business;
(C) manage the Cash and other working capital items of the Company and each Company Subsidiary in all material respects in the ordinary course of business, including the timing of collection of accounts receivable and the payment of accounts payable, accrual of Taxes and other expenses and (D) keep available the services of the current officers of the Company and each Company Subsidiary.

(b)From and after the date hereof and prior to the Closing, except (i) as set forth on Section 5.4(b) of the Seller Disclosure Letter; (ii) as required by applicable Law or GAAP; (iii) as otherwise expressly contemplated, required or permitted by this Agreement or
(i)with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller (solely with respect to the Business) shall not, and the Company and the Company Subsidiaries shall not:

(i)repurchase, redeem or otherwise grant any rights or enter into any Contracts or commitments to repurchase, redeem or acquire, any Equity Interests of the Company or any Company Subsidiary;

(ii)issue or sell any Equity Interests of the Company or any Company Subsidiary or grant options, warrants, calls or other rights to purchase any Equity Interest of the Company or any Company Subsidiary;

(iii)(A) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any Equity Interests of the Company or any Company Subsidiary or (B) effect any complete or partial split, combination, recapitalization, liquidation, dissolution, merger, consolidation or similar change in the capitalization of the Company or any Company Subsidiary;
(iv)amend any organizational or governing document of the Company or any Company Subsidiary;

(v)except in connection with bonuses granted under the 2018 Retention Bonus

Plan, or as required by any Company Plan as in effect as of the date of this Agreement or by applicable Law, (A) increase the annual level of compensation, incentive compensation or benefits of any current or former director, officer, or consultant of the Company or any Company Subsidiary or any Business Employee; (B) grant any equity or equity-based compensation to any current or former director, officer or consultant of the Company or any Company Subsidiary or any Business Employee; (C) adopt, materially modify or amend, or accelerate the time of payment, vesting or funding of any compensation or benefits under, any Company Plan (including any plan or arrangement that would be a Company Plan if it was in effect on the date hereof); (D) enter into any employment, deferred compensation, severance, consulting or similar agreement (or amend any such agreement) to which the Company or any Company Subsidiary is a party or involving any current or former director, officer, or consultant of the Company or any Company Subsidiary or any Business Employee; or (E) hire any individual with annual compensation in excess of $115,000 (except in order to fill a position vacated after the date of this Agreement at compensation rates not to exceed those of the prior employee of the position so filled); provided, however, that (x) the Company or any Company Subsidiary may, with respect to any Business Employee with annual compensation of $115,000 or less, (1) provide routine salary increases in the ordinary course of business and in connection with the Company’s customary employee review process, (2) promote or change the title of such Business Employee in the ordinary course of business and in connection with the Company’s customary employee review process and (3) hire or engage employees on an at-will basis in the ordinary course of business and in a manner that is consistent with the Company’s customary hiring practices, including entering into ordinary course offer letters or employment agreements; and (y) any Company Plan may be replaced or amended pursuant to and in accordance with its terms and conditions if (1) such Company Plan is a broad-based benefit plan, (2) the cost of providing benefits thereunder is not materially increased, (3) such replacement or amendment is in the ordinary course of business consistent with past practices and (4) the resulting Company Plan does not become sponsored by the Company or any Company Subsidiary such that Liabilities under the Company Plan after the Closing would become Liabilities of Buyer and its Affiliates (including, after the Closing, the Company and Company Subsidiaries).

(vi)sell, lease, license, transfer, assign, abandon or otherwise dispose of any of the material properties or assets of the Business other than in the ordinary course of business consistent with the Company’s past practices;

(vii)make any loan, advance or capital contribution to or investment in any Person (other than (A) loans, advances or capital contributions to or investments in the Company or any Company Subsidiary or (B) routine advances to Business Employees for business expenses in the ordinary course of business consistent with the Company’s past practices);

(viii)initiate, compromise or settle any Legal Proceeding other than compromises or settlements that do not involve (A) any injunctive, non-monetary relief or the imposition of restrictions on the Business or operations of the Company or the Company
Subsidiaries or (B) the payment by the Company or any Company Subsidiary of monetary damages in excess of $115,000, in each case, followed by prompt written notice to Buyer;

(ix)enter into, or make any commitment to enter into, any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any Liability to any labor organizations;

(x)announce or implement any employee layoffs that would implicate the WARN Act or any similar law;

(xi)enter into or agree to enter into any merger or consolidation with any other Person, or acquire any Equity Interests or any division, business or all or substantially all of the assets of any other Person;

(xii)other than in the ordinary course of business, enter into or modify any Contract with any Affiliate of the Company or any Company Subsidiary;

(xiii)other than in the ordinary course of business, enter into, amend, modify, extend, renew or terminate (other than expiration in accordance with its terms) any Company Material Contract or lease with respect to Leased Real Property, other than the 2018 Retention Bonus Plan; provided, however, that, with respect to leases for the Leased Real Property, Buyer’s prior written consent shall not be required for the Company and the Company Subsidiaries to negotiate and enter into (A) renegotiated leases that do not amend or otherwise modify, in any material respect, the terms of the Contracts governing the lease of such Leased Real Property, in each case, as in effect as of the date hereof and (B) lease extensions (in each case, not to exceed twelve (12) months from the expiration of the lease term for such Leased Real Property as in effect as of the date hereof), in each case, in the ordinary course of business consistent with past practice;

(xiv)except to the extent required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

(xv)fail to maintain in full force and effect any Insurance Policy, except for any Insurance Policy replaced by a new or successor policy of substantially similar coverage;

(xvi)	enter into any joint venture or similar agreement;

(xvii)(A) incur any Indebtedness for borrowed money or other Indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures, other than, in each case, intercompany Indebtedness among the Company and the Company Subsidiaries; (B) incur any other letter of credit, performance bond, cash collateral or escrow requirement or similar credit support other than in the ordinary course of business or (C) grant any Lien (other than a Permitted Lien) on any asset or property (whether tangible or intangible) of the Company or any Company Subsidiary (other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business);
(xviii)(A) make any material change to a method of Tax accounting; (B) make, revoke or change any material Tax election; (C) enter into any closing agreement with respect to any material amount of Taxes or request any private letter ruling; or (D) waive or extend the statute of limitations with respect to Taxes (other than pursuant to an extension to file any Tax Return in the ordinary course of business); or

(xix)	agree or commit to do anything prohibited by this Section 5.4(b).

(c)Notwithstanding the foregoing, none of the terms of this Section 5.4 shall be effective with respect to Seller, the Company or the Company Subsidiaries, to the extent that such terms violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under (i) that certain Indenture, dated as of November 20, 2017, among Seller, Seller’s domestic subsidiaries, and Wilmington Trust, National Association, as trustee and collateral agent (as amended, supplemented or modified from time to time, “Indenture”), (ii) that certain Amended and Restated Credit and Security Agreement, dated November 20, 2017, by and among Seller, the lenders named therein,

SunTrust Bank, as agent, and SunTrust Robinson Humphrey, Inc., as lead arranger and sole book runner (as amended, supplemented or modified from time to time, the “Credit Agreement”), or
(iii) any intercreditor agreement, security agreement, assignment agreement, guarantee or other Contract entered into in connection with or related to the Indenture or the Credit Agreement; provided, however, that Seller shall provide Buyer reasonable prior written notice before taking any actions that would have been prohibited by Section 5.4 absent the provisions of this Section 5.4(c).

5.	Access.

(a)Prior to the Closing Date and subject to the Pre-Signing Agreements and applicable Laws, Seller and the Company shall, and shall cause their respective Representatives to provide Buyer, its Affiliates and their respective Representatives with reasonable access to the properties, books and records of the Company or any Company Subsidiary (or, to the extent related to the Business, the Seller), as it reasonably requests in connection with Buyer’s efforts to consummate the Transactions, including, without limitation, monthly financial statements related to the Business that are prepared by the Seller or the Company in the ordinary course of business. Any such access and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees and Representatives of the Company and each Company Subsidiary (and, to the extent related to the Business, the officers, employees and Representatives of Seller) to cooperate with Buyer, its Affiliates and their respective Representatives in connection with such access and examination, and Buyer, its Affiliates and their respective Representatives shall minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require Seller, the Company or any Company Subsidiary to disclose information that in the reasonable judgment of Seller would: (A) violate any of Seller’s or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine.
(b)From the date hereof until the Closing, Buyer and its Affiliates shall not contact and communicate with the customers, suppliers and distributors of the Company or any Company Subsidiary in connection with the Transactions without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). From and after the date hereof until the Closing, Seller and Buyer shall cooperate in good faith to devise communication plans with regards to the customers and suppliers of the Business, including, upon the reasonable request of Buyer, the issuance of joint communications from Seller and Buyer to customers and suppliers of the Business regarding the Transactions.

(c)From and after the Closing until the seven (7) year anniversary thereof, upon reasonable notice, Buyer shall, and shall cause the Company and the Company Subsidiaries to, furnish or cause to be furnished to Seller and its Representatives reasonable access (including the ability to make copies), during normal business hours, to such officers, management, employees, advisors, representatives, properties and books and records covering any period prior to the Closing relating to the Company and the Company Subsidiaries and/or the Business as may be reasonably necessary with respect to (i) financial reporting, Tax and accounting matters,
(ii) defense or prosecution of litigation and disputes, (iii) insurance or (iv) any other valid business purpose; provided, that such access does not interfere with the normal business operations of Buyer or the Company and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company and the Company Subsidiaries shall not be required to disclose any information to Seller if such disclosure would violate the attorney-client privilege held by Buyer or the Company and the Company Subsidiaries, or contravene any applicable Law, order or third party confidentiality obligation.

(d)From and after the Closing until the seven (7) year anniversary thereof, upon reasonable notice, Seller shall, and shall cause its Subsidiaries to, furnish or cause to be furnished to Buyer and its Representatives reasonable access (including the ability to make copies), during normal business hours, to such officers, management, employees, advisors, representatives, properties and books and records covering any period prior to the Closing relating exclusively to the Company and the Company Subsidiaries and/or the Business as may be reasonably necessary with respect to (i) financial reporting, Tax and accounting matters, (ii) defense or prosecution of litigation and disputes, (iii) insurance or (iv) any other valid business purpose; provided, that such access does not interfere with the normal business operations of Seller or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Seller and its Subsidiaries shall not be required to disclose any information to Buyer if such disclosure would violate the attorney-client privilege held by Seller or its Subsidiaries, or contravene any applicable Law, order or third party confidentiality obligation.

6.Notification. Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which Seller has Knowledge that has caused any representation or warranty of Seller, the Company or any Company Subsidiary contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of Seller, the Company or any Company Subsidiary to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event of which Buyer has actual knowledge that has caused any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect and (ii) the failure of Buyer to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of any party hereto or the conditions to their respective obligations hereunder.

7.Exclusivity. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller and the Company each agree that they shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer, its Affiliates and their respective Representatives) relating to any transaction involving the sale of the Business, any material assets of the Company and the Company Subsidiaries, taken as a whole, or any Equity Interests of the Company or any Company Subsidiary or any acquisition, divestiture, merger, share exchange, consolidation, redemption or similar transaction involving Seller (to the extent related to the Business), the Company or any Company Subsidiary (in each case, an “Acquisition Proposal”) or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, an Acquisition Proposal (it being understood that Seller shall not be deemed to have provided any such information by virtue of its making filings with the SEC or other public disclosures pursuant to federal securities laws). Promptly after receipt of any Acquisition Proposal, Seller shall cause Buyer to be notified of such Acquisition Proposal and the material terms thereof.

8.Permit Transfers. Seller will use commercially reasonable efforts to assist Buyer and its Affiliates in obtaining the transfer of any transferable Permits used solely in connection with the operation of the Business, and listed on Section 5.8 of the Seller Disclosure Letter.

9.	Employee Matters.

(a)For purposes of this Agreement, (i) the term “Business Employees” shall mean employees who are, as of immediately prior to the Closing, actively employed by (A) the Company or any Company Subsidiary (“Company Business Employees”) or (B) Seller or any other Subsidiary of Seller, who are primarily engaged in the Business and are listed on Section 5.9(a)(i) of the Seller Disclosure Letter (“Seller Business Employees”), (ii) the term “Continuation Period” shall mean the period beginning on the Closing Date and ending on the last day of the calendar year in which the Closing occurs and (iii) the term “Hired Employee” shall mean each Business Employee who commences employment with Buyer or its Affiliates pursuant to Section 5.9(b). For the avoidance of doubt, the employees listed on Section 5.9(a)(ii) of the Seller Disclosure Letter are not Business Employees and shall not be deemed to be Business Employees for any purposes under this Agreement.

(b)Buyer shall, or shall cause one of its Affiliates (including the Company or a Company Subsidiary) to continue to employ the Company Business Employees. Prior to the Closing, Seller shall use commercially reasonable efforts to transfer all Seller Business Employees to the Company or a Company Subsidiary. For each Business Employee, the commencement of employment with Buyer and its Affiliates (including continuation of employment of Business Employees employed by the Company or any Company Subsidiary) shall be the Closing Date (the “Hire Date”). During the Continuation Period (or, with respect to any Project Manager, the continuation of any services related to such project), Buyer shall, or shall cause its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) to provide (A) base salary or base wages to each such Business Employee that are no less than the base salary or base wages provided to such Business Employee by Seller and its Affiliates immediately prior to Closing, (B) target cash annual incentive and commission opportunities, as applicable, to each Business Employee that are substantially comparable in the aggregate to the target cash annual incentive and commission opportunities, as applicable, provided to comparable employees of Buyer and its Affiliates, and (C) benefits to each such Business Employee that are substantially similar in the aggregate to the benefits provided to comparable employees of Buyer and its Affiliates.

(c)Buyer will provide any requisite notices to Business Employees as a result of any changes in employment including separation or change of employment of Business Employees under the WARN Act or any similar applicable Law due to any termination of Business Employees, including without limitation any mass layoff or plant closing, in each case, on or after the Closing Date.

(d)Buyer and its Affiliates shall not assume any obligations under or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts pertaining to any Company Employee Benefit Plan, except for any Company Employee Benefit Plan that is sponsored by the Company or a Company Subsidiary as expressly indicated on Section 3.9(a) of the Seller Disclosure Letter.

(e)In the event any Business Employee first becomes eligible to participate under any Buyer Employee Benefit Plan following the Closing, Buyer shall, or shall cause its Affiliate to, use commercially reasonable efforts to waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Business Employee under any Buyer Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Business Employee participated in immediately prior to coverage under the Buyer Employee Benefit Plan.

(f)Seller shall be responsible for providing any Business Employee (and such Business Employee’s “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs prior to such Business Employee’s Hire Date with the continuation of group health coverage required by Section 601 et seq. of ERISA and Section 4980B(f) of the Code (“Continuation Coverage”) under the terms of the health plan maintained by Seller. Buyer shall be responsible for Continuation Coverage to any Hired Employee (and

such Hired Employee’s qualified beneficiaries) whose qualifying event occurs on or after such Business Employee’s Hire Date, to the extent required by applicable Law.

(g)Buyer shall use commercially reasonable efforts to recognize, or cause its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) to recognize, all years of service of each Business Employee prior to the Closing, to the Company, Seller and its Affiliates (or any their respective predecessor entities) for vesting and eligibility purposes (but not for benefit accrual purposes) and for purposes of determining future vacation accruals and severance amounts to the same extent as such Business Employee was entitled, before the Closing, to credit for such service under any Company Employee Benefit Plan in which such Business Employee participated immediately prior to the Closing. In no event shall anything contained in this Section 5.9(g) result in any duplication of benefits for the same period of service.

(h)Buyer shall make commercially reasonable efforts so that, effective as of the Closing Date or as soon as practicable after the Closing Date, Hired Employees will be eligible to participate in the tax-qualified defined contribution retirement plan sponsored by Buyer (the “Buyer 401(k) Plan”), subject to the terms and conditions of the Buyer 401(k) Plan. Prior to the Closing Date and thereafter (as applicable), Seller and Buyer shall take any and all action as may be reasonably required, including, if necessary, amendments to the tax-qualified defined contribution plan of Seller in which Hired Employees participate (the “Seller 401(k) Plan”) and/or the Buyer 401(k) Plan, to cause a trustee-to-trustee transfer from the Seller 401(k) Plan to the Buyer 401(k) Plan of the entire account balance of each Hired Employee under the Seller 401(k) Plan, including any unvested balances and any outstanding loans.

(i)Buyer and Seller shall use reasonable best efforts to cooperate with each other to effect the provisions set forth in this Section 5.9 relating to the transfer of the Hired Employees, including by using reasonable best efforts to exchange information related to the Hired Employees and their dependents and beneficiaries, including employment records and benefits information as reasonably necessary to set up payroll and benefits operations effective upon Closing. Buyer shall defend, indemnify and hold harmless Seller to the fullest extent permitted by applicable law for and from any losses suffered by Seller that arise from the delivery of non-public information about any Hired Employee or their dependents and beneficiaries by Seller to Buyer from the date of this Agreement through the Closing.

(j)Except as set forth in Section 5.9(k) below, or as otherwise required by applicable Law and notwithstanding anything herein to the contrary, Buyer shall have no obligation to continue the employment or retain the services of any Hired Employee for a period of time following the applicable Hire Date, and Buyer, except as provided in this Section 5.9, shall be entitled to modify any compensation or benefits provided to any Hired Employee and any other terms or conditions of employment with any Hired Employee. Nothing in this Section 5.9 shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) or entity any right as a third- party beneficiary of this Agreement.

(k)Buyer shall, and shall cause the Company and the Company Subsidiaries to, use commercially reasonable efforts to continue the employment, or otherwise keep available the services, of all project managers assigned to the Legacy Projects immediately prior to the Closing Date (each, a “Project Manager”), and maintain, in all material respects, the staffing levels and project manager and other assignments in effect as of immediately prior to the Closing Date to ensure continuity of services for each Legacy Project until all obligations and business activities thereunder have been satisfied. On and after the Closing Date, Buyer shall not, and shall cause the Company and the Company Subsidiaries not to, terminate the employment of any Project Manager without Cause, until all obligations and business activities under the applicable
Legacy Project have been satisfied. For the avoidance of doubt, no Project Manager shall be a third-party beneficiary of this Section 5.9(k).

(l)Seller shall assume all Liability for, and shall reimburse the Company, any Company Subsidiary or Buyer, as applicable, for any (i) withdrawal liability that is assessed pursuant to Section 4219 of ERISA under a Multiemployer Plan (other than those listed on Section 3.9(i) of the Seller Disclosure Letter) with respect to any partial or complete withdrawal, within the meaning of Section 4205 and 4203 of ERISA, respectively, from such Multiemployer Plan by any of Seller, the Company, any Company Subsidiary, or any Entity that is treated as a single employer with any of the foregoing under Sections 414(b), (c) or (m) of the Code or 29 CFR Section 4001.3, that occurs on or prior to the Closing Date, and (ii) contributions to a Multiemployer Plan that were due and payable (but not paid) by the Company or any Company Subsidiary, as applicable, on or prior to the Closing Date, and not taken into account in the calculation of the Closing Purchase Price through a reduction in Net Working Capital and/or Net Cash.

(m)With respect to each Multiemployer Plan listed on Section 3.9(i) of the Seller Disclosure Letter, between the date of this Agreement and the Closing Date, Seller (directly or, if necessary, through the Company or any Company Subsidiary) shall contact the Board of Trustees or administrators of such Multiemployer Plan and request (i) an estimate of the amount of withdrawal liability, if any, that would have been owed had the Company and all Company Subsidiaries withdrawn from such Multiemployer Plan pursuant to ERISA Section 4203 on the last day of the plan year for such Multiemployer Plan that immediately precedes the date of this Agreement (the “Estimated Liability”) and (ii) information as to whether the Company or any Company Subsidiary has, on or prior to the Closing, previously withdrawn from the Multiemployer Plan in a partial or complete withdrawal, within the meaning of Section 4205 and 4203 of ERISA, respectively, and, if so, the amount of the liability (plus any interest and penalties) with respect to such withdrawal that has not been satisfied (the “Actual Liability”). If Seller, or any Subsidiaries of Seller other than the Company and any Company Subsidiary, contributed to such Multiemployer Plan, the Estimated Liability shall be calculated as if the Company and the Company Subsidiaries were not considered a single employer with Seller under Sections 414(b), (c) or (m) of the Code or 29 CFR Section 4001.3. Within five (5) days of receipt of a communication from the Multiemployer Plan required by this Section 5.9(m) with an Estimated Liability or an Actual Liability amount, Seller shall provide Buyer a copy of such communication. By the later of the Closing Date or the tenth (10th) Business Day after any such communication is received by Seller, Seller shall pay to Buyer such Estimated Liability amount or Actual Liability amount (or both, as applicable). Notwithstanding the foregoing, if Seller or Buyer in good faith believe that the Estimated Liability is in error, within ten (10) Business Days of its receipt of the communication with the Estimated Amount, it will provide the other party with a notice that it objects to the amount (the “Dispute Notice”). In such an event, Seller and Buyer shall work together in good faith and, as needed, with an actuary or actuaries and the Board of Trustees or administrators of such Multiemployer Plan, to resolve any such dispute. Upon resolution of such dispute through an agreement between Seller and Buyer on the amount, if any, to be paid to Buyer (the agreed upon Estimated Liability), Seller shall, within ten (10) Business Days after such resolution, pay to Buyer such amount. Notwithstanding the foregoing, no amount shall be payable on account of an Actual Liability prior to the deadline for filing a demand for arbitration under ERISA 4221 and, if such a demand is filed, prior to the date which is 10 Business Days after a final, non-appealable arbitral award in which case the final non- appealable determination of withdrawal liability shall be the Actual Liability with respect to the withdrawal that is the subject of any such arbitration. In the event that Seller determines that a demand for arbitration should be filed, Seller and Buyer shall work together in good faith in the prosecution of such arbitration, which shall be at Seller’s sole expense. If within 90 days of a party’s receipt of the Dispute Notice, Buyer and

Seller have not resolved the dispute, Buyer and Seller shall litigate the issue pursuant to Section 9.4. Buyer, Seller, the Company and any Company Subsidiary shall cooperate in preparing communications to the Multiemployer Plans pursuant to this Section 5.9(m), and no communications shall be sent to a Multiemployer Plan without the prior approval of all other parties. Buyer, Seller, the Company and any Company Subsidiary shall promptly provide to the other parties copies of any communications received from a Multiemployer Plan related to this Section 5.9(m). For the avoidance of doubt, Seller shall not be obligated to pay to Buyer any Estimated Liability or Actual Liability pursuant to this Section 5.9(m) to the extent such amount was taken into account in the calculation of the Closing Purchase Price through a reduction in Net Working Capital and/or Net Cash. Notwithstanding anything to the contrary in this Agreement, no payment shall be made with respect to any portion of an Estimated Liability attributable to a complete or partial withdrawal that is the subject of an Actual Liability.

10.	Restrictive Covenants.

(a)Non-Competition. Seller hereby agrees that, for a period of forty-two (42) months after the Closing Date (the “Restricted Period”), it will not, and will cause its Affiliates not to, directly own any interest in, manage, operate or control any Person that is engaged in the Business anywhere in the United States of America and Canada (the “Restricted Territory”). Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) the Seller, directly or through any Affiliate, from conducting business activities related to the Legacy Projects (including the administration of the 2018 Retention Bonus Plan) and business activities required of the Seller pursuant to this Agreement and/or the Transition Services Agreement (for so long as such activities are so required); (ii) the Seller, directly or through any Affiliate, from passively investing in or holding not more than five percent (5%) of the outstanding capital stock or other ownership interests of any Person; or (iii) the Seller, directly or through any Affiliate, from hereafter acquiring and continuing to own and operate any entity or business which has operations that compete, directly or indirectly, with the Business if (A) such operations account for no more than thirty percent (30%) of such entity’s consolidated revenues at the time of such acquisition and (B) the revenues associated with such operations that compete with the Business as conducted by such acquired entity or business do not exceed $20,000,000 annually at the time of such acquisition; provided that, as promptly as reasonably practicable following such acquisition, but in no event later than six (6) months after the closing of such acquisition, the Seller shall divest the competing portion of such entity or business (the “Competing Business”). Before Seller may sell any Competing Business acquired during the Restricted Period to any third party, Seller shall first (x) offer the Competing Business to Buyer on the same terms and conditions as are offered to or by any third party, (y) provide Buyer with access to diligence materials in an online data room comparable to the types of diligence materials provided for the Transactions and (z) provide Buyer with reasonable access to key employees of Seller and the Competing Business. After satisfaction of clauses (x), (y) and (z), Buyer shall have thirty (30) days during which to accept said offer. If Buyer does not accept said offer within said period,
Seller shall be free to consummate the sale of the Competing Business to such third-party on the same terms and conditions as presented to Buyer. If the proposed purchase price or any other material terms and conditions of the sale of the Competing Business are changed after the time such Competing Business is offered to Buyer pursuant to this Section 5.10(a), Seller shall re- offer the sale of the Competing Business to Buyer on the updated terms and conditions, and Buyer shall have twenty (20) days during which to accept said offer. Seller agrees to provide written notice to Buyer as promptly as reasonably practicable following an acquisition of a Competing Business during the Restricted Period. Notwithstanding the foregoing, Seller shall have no further obligations under this Section 5.10(a) after the four (4) year anniversary of the Closing Date. In the event that the Seller or any of its Subsidiaries shall sell to a Person any portion of their respective businesses (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 5.10(a)

shall not prohibit such sale and shall not apply to any such Person or such Person’s Affiliates; provided, that Seller shall continue to be bound by this Section 5.10(a) following such sale.

(b)Third-Party Non-Solicitation. Seller hereby agrees that, during the Restricted Period, it will not, and will cause its Affiliates not to, knowingly and intentionally induce, or attempt to induce, cause or solicit any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, licensee or other Person transacting with the Business, the Company or any of the Company Subsidiaries as of the Closing Date to reduce or cease doing business with the Company or any Company Subsidiary in the Restricted Territory.

(c)	Employee Non-Solicitation.

(i)Seller hereby agrees that, for a period of two (2) years after the Closing Date, it will not, and will cause its Affiliates not to, knowingly and intentionally induce or attempt to induce, or cause or solicit any officer, manager or employee of the Business, the Company or any Company Subsidiary, including each Business Employee, to leave the employ of Buyer, the Company or any Company Subsidiary; provided, however, that the placement of any general mass solicitation or advertising that is not targeted at employees of the Business, the Company or any Company Subsidiary, shall not be considered a violation of this Section 5.10(c)(i).

(ii)Buyer hereby agrees that, for a period of two (2) years after the Closing Date, it will not, and will cause its Affiliates not to, knowingly and intentionally induce or attempt to induce, or cause or solicit any officer, manager or employee of Seller or any Subsidiary of Seller (other than, for the sake of clarity, the Company or any Company Subsidiary) located in the Restricted Territory with whom Buyer had contact in connection with the proposed consummation of the Transactions, to leave the employ of Seller or any such Subsidiary of Seller; provided, however, that the placement of any general mass solicitation or advertising that is not targeted at employees of Seller or any Subsidiary of Seller, shall not be considered a violation of this Section 5.10(c)(ii).

(d)Enforcement. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing covenants in this Section 5.10 will be inadequate and that the parties hereto (following Closing), in addition to any other relief available to them, shall be entitled to temporary or permanent injunctive relief without the necessity of posting any bond whatsoever. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, Buyer and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or geographical area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of time within which the judgment may be appealed. In the event that any court will not reform such covenants, Buyer, Seller and the Company hereby agree to amend such provisions to set forth the maximum limitations permitted by applicable Law.

11.	Confidentiality.

(a)The terms of the Transaction Documents and all confidential information disclosed by the parties in connection with the Transactions shall be kept confidential by such Persons in accordance with (i) that certain Nondisclosure and Standstill Agreement, dated as of September 21, 2017, by and between Seller Financial Advisor, on behalf of Seller, and Buyer (the “NDA”) and (ii) that certain Letter Agreement, dated December 14, 2017, by and among Guarantor, Buyer and Seller (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therewith, the “LOI” and, together with the NDA, the “Pre-Signing Agreements”), and shall not be used by any Person, other than in connection with the Transactions. The Pre-Signing Agreements shall continue in full force and effect until the Closing, at which time the Pre-Signing Agreements shall terminate; provided, however, that if this Agreement is, for any reason, terminated prior to Closing, the Pre-Signing Agreements shall continue in full force and effect in accordance with their respective terms.

(b)From and after the Closing, Seller shall keep confidential and not use in any manner any and all confidential information relating to the Business, the Company, any Company Subsidiary or Buyer that remains in or comes into the possession of Seller or any of its Affiliates or Representatives (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations of Seller pursuant to this Agreement or its SEC reporting obligations; (ii) can be shown to have been in the public domain through no fault of Seller or (iii) was later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company and each Company Subsidiary. Notwithstanding the foregoing, in no event will this Section 5.11(b) limit or otherwise restrict the right of Seller to disclose such Business Information (A) to its Representatives and Affiliates to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement; (B) to any Governmental Body pursuant to any examination, audit, inquiry, request or supervisory oversight by such Governmental Body or to any Governmental Body to the extent reasonably required in connection with any Legal Proceeding relating to the enforcement of this Agreement or otherwise; (C) in connection with the exercise of Seller’s rights under this Agreement or its indemnification obligations under this Agreement and (D) as contemplated, required or permitted by the Transaction Documents.
12.Corporate Name. Promptly, but in any event no more than sixty (60) days after the Closing, Buyer shall cause to be filed with the appropriate Governmental Body amendments to the organizational documents of the Company and each Company Subsidiary listed on Section 3.4(a) of the Seller Disclosure Letter with “Kratos” or “KPSS” amending such Entity’s organizational documents to remove “Kratos” or “KPSS” from such Entity’s corporate name, as applicable. Promptly, but in any event no more than sixty (60) days after the Closing, Buyer shall take all other action reasonably necessary to change each such Entity’s assumed, trade and “doing business as” name, as applicable, to a name or names not containing “Kratos” or “KPSS” or any name confusingly similar to any of the foregoing, and will cause to be filed in all jurisdictions in which such Entities are qualified to do business, any documents necessary to reflect such change in their assumed, trade and “doing business as” names, as applicable, or to terminate their qualifications therein. Buyer and its Affiliates shall have the right to (i) sell existing inventory and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, signage, vehicles, uniforms, advertising and promotional materials or advertising and any similar materials bearing the “Kratos” or “KPSS” or any similar name for twelve (12) months following the Closing. Except as expressly permitted by this Section 5.12 and except for any promotional materials or advertising in which Buyer refers to the Company, any Company Subsidiary or the Business as “formerly known as Kratos” or any similar derivative thereof, Buyer agrees that from and after the Closing, neither Buyer nor any Affiliate of Buyer will make any use of the name “Kratos” or “KPSS” or any name confusingly similar to any of the foregoing and has no rights in or to the foregoing or any derivative thereof. Notwithstanding the foregoing, from and after the Closing, nothing in this Agreement shall in any way prohibit or limit the rights of Buyer, the Company and each Company Subsidiary to use any words other than “Kratos” or “KPSS” in any of its corporate, assumed, trade or “doing business as” names or in or on any packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials, including “Henry Bros.” and all derivatives thereof.

13.	Tax Matters.

(a)Seller shall prepare and file all Tax Returns of the Company and the Company Subsidiaries that relate to taxable periods which end on or prior to the Closing Date, whether or not any such Tax Returns are due before, on or after the Closing Date. For the avoidance of doubt, Seller shall include the income of the Company and the Company Subsidiaries for the taxable period ending on the Closing Date on Seller’s consolidated federal income Tax Return which includes the Closing Date. The parties hereto agree that any deduction attributable to amounts paid or accrued by the Company and any Company Subsidiary on or before the Closing Date, including the Company Transaction Expenses, shall be reported on Seller’s consolidated federal income Tax Return. For each Tax Return to be prepared and filed by Seller pursuant to this Section 5.13(a), other than Seller’s consolidated federal income Tax Return or other income Tax Return in respect of any Affiliated Group of Seller, such Tax Return shall be provided to Buyer for its review at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account extensions received) and Seller shall consider in good faith all reasonable comments of Buyer with respect to each such Tax Return, shall duly and timely file each such Tax Return, and shall timely pay any Taxes shown as due thereon.
(b)Buyer shall, at Buyer’s expense, cause the Company and the Company Subsidiaries to prepare and timely file all Tax Returns required of the Company and the Company Subsidiaries with respect to Straddle Periods. Each Tax Return for a Straddle Period shall be prepared and filed in a manner consistent with applicable Law and prior practice of Seller, the Company and the Company Subsidiaries, and shall be provided to Seller for its review at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account extensions received). Buyer shall adopt all reasonable comments of Seller with respect to each such Tax Return, shall duly and timely file each such Tax Return, and shall timely pay any Taxes shown as due thereon (subject to Seller’s indemnification obligations for Indemnified Taxes).

(c)For all purposes under this Agreement (including the determination of any Tax Refund), in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Company and Company Subsidiaries each filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date; provided that any deductions that arise on the Closing Date as a result of the transactions contemplated hereby, including any compensatory payments, shall be taken into account in the Pre-Closing Tax Period; and

(ii)in the case of all other Taxes, an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i) above, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(d)Buyer, the Company, the Company Subsidiaries and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return or any Tax Contest. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder, and executing any powers of attorney or other documents necessary to settle or permit any party to control the defense of any Tax Contest. Buyer shall retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any periods (or portions of any Straddle Period) ending on or before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Governmental Body.
(e)Buyer and its Affiliates shall not (and shall not permit the Company or any Company Subsidiary to) take any of the following actions with respect to the Company or any Company Subsidiary for a Pre-Closing Tax Period: (i) file any Tax Return other than in accordance with Section 5.13(b) hereof, or amend any previously filed Tax Return; (ii) extend or waive the limitation period applicable to any Taxes or enter into any closing agreement or settle any Tax Contest; (iii) make or change any Tax election (including an election under Sections 338 or 336 of the Code, or any comparable provision of state, local, or foreign Tax Law) with respect to the Transactions or otherwise having an effect on any Pre-Closing Tax Period; (iv) initiate discussions or examinations with any Governmental Body regarding Taxes or otherwise make any voluntary disclosures with respect to Taxes; or (v) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of Seller.

(f)If any Governmental Body issues a notice of deficiency, a notice of reassessment, a proposed adjustment, assertion of claim or demand, a notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company or any Company Subsidiary for any Pre-Closing Tax Period (collectively, a “Tax Claim”), Buyer or Seller (as applicable) shall notify the other party of receipt of such Tax Claim from the Governmental Body promptly and in all events within ten (10) Business Days. Seller shall control any audit, litigation, proceeding or contest of any Tax Claim with respect to Taxes and Tax Returns that relate to taxable periods (or portions of any Straddle Period) ending on or before the Closing Date (a “Tax Contest”), provided, that other than with respect to Tax Contests involving Seller’s consolidated federal income Tax Return or other income Tax Return in respect of any Affiliated Group of Seller: (i) Seller shall keep Buyer reasonably informed of the status of such Tax Contest (including providing Buyer with copies of all written correspondence regarding such Tax Contest); and (ii) Seller shall not settle any such Tax Contest without Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). If Seller elects not to control any Tax Contest, then Buyer shall at its sole cost and expense control such Tax Contest, provided, that (A) Seller shall have the right to participate in any such Tax Contest, (B) Buyer shall keep Seller reasonably informed of the status of such Tax Contest (including providing Seller with copies of all written correspondence regarding such Tax Contest), and (C) Buyer shall not settle any such Tax Contest without Seller’s prior written consent. For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 5.13(f) and the provisions of Section 6.5, this Section 5.13(f) shall govern any Tax Contest.

(g)Buyer shall be responsible for any and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer, Seller, the Company or any Company Subsidiary in connection with this Agreement (the “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Buyer shall prepare all Tax Returns required to be filed in respect of Transfer Taxes and cause all such Tax Returns to be timely and properly filed.

(h)Seller shall be entitled to any repayment, refund, credit or similar benefit of Taxes of the Company and the Company Subsidiaries for any Pre-Closing Tax Period or
otherwise to Taxes borne directly or indirectly by Seller or included in the calculation of the Net Working Capital, Indebtedness, or Company Transaction Expenses (including any repayment, refund, credit or similar benefit of Tax attributable to the carryback of any Tax Attribute arising in a Pre-Closing Tax Period) (a “Tax Refund”). To the extent that Buyer or any of its Affiliates (including the Company or any Company Subsidiary) receives any Tax Refund, Buyer shall pay to Seller such Tax Refund (including any interest paid by any Governmental Body with respect thereto) within ten (10) days of receipt thereof or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be. Buyer and its Affiliates shall, and shall cause the Company and any Company Subsidiary to, promptly take all reasonable actions reasonably requested by Seller to file for and obtain any Tax Refund. Buyer shall, upon request, permit Seller to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Seller.

(i)All Tax allocation agreements, Tax sharing agreements, Tax indemnity obligations or similar agreements (other than Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes) to which the Company or any Company Subsidiary is a party shall be terminated as of the Closing and, after the Closing, Buyer, the Company and the Company Subsidiaries shall not be bound thereby or have any Liability thereunder.

14.Contractor Licenses. Buyer shall use its reasonable best efforts to file, as promptly as practicable after the Closing, applications or amendments with the appropriate Governmental Bodies to amend the licenses set forth on Section 5.14 of the Seller Disclosure Letter (the “Contractor Licenses”) to remove the word “Kratos” from the licensed entities name, where applicable, and to remove all employees of Seller or its Subsidiaries (other than the Company and the Company Subsidiaries) listed thereon as principals or obligors. Buyer shall keep Seller reasonably informed with respect to the status of such amendments, and shall promptly deliver to Seller a written copy of any confirmation received from a Governmental Body evidencing any such amendment. Seller shall provide copies of all Contractor Licenses and all correspondence received by Seller and its Affiliates after the Closing Date with respect to the Contractor Licenses.

15.Credit and Performance Support Obligations. Each of the parties shall use its reasonable best efforts to take any and all actions reasonably necessary to cause Seller and its Affiliates to be absolutely and unconditionally relieved, as of the Closing Date, of all Liabilities and obligations arising out of the guarantees, letters of credit and the payment, performance, and/or bid bonds (i) listed on Section 5.15 of the Seller Disclosure Letter (the “Pre-Closing Liability Transfer Obligations”) or (ii) identified by Seller and communicated to Buyer in writing after the date hereof (excluding any such Liabilities or obligations not identified and communicated in writing by Seller to Buyer on or before December 31, 2018) (the “Post- Closing Liability Transfer Obligations” and, collectively with the Pre-Closing Liability Transfer Obligations, the “Liability Transfer Obligations”); provided, however, that (x) Buyer shall not be required to relieve Seller and its Affiliates of any Liability Transfer Obligations related to the Legacy Projects and (y) Buyer’s obligations under this Section 5.15 shall apply solely to the extent such Liability Transfer Obligations relate to the Business (other than the Legacy Projects). Seller shall provide Buyer all assistance that Buyer may reasonably request in connection with its compliance with the terms of this Section 5.15, including copies of all documentation related to such credit and support obligations and all correspondence received by Seller and its Affiliates after the Closing Date with respect to such credit and support obligations, in each case, as may be reasonably requested by Buyer.

16.Inter-Company Accounts. Section 5.16 of the Seller Disclosure Letter sets forth, as of December 31, 2017, a list of all inter-company payables and receivables between the Company and the Company Subsidiaries, on the one hand, and Seller or its Affiliates (other than the Company and the Company Subsidiaries), on the other hand (the “Inter-Company Accounts”). At or prior to the Closing, Seller shall cause, and shall cause each of its Affiliates to cause, as of the Closing, all Inter-Company Accounts to be paid in full, settled or otherwise discharged. Seller covenants and agrees that, at and after the Closing, neither the Company nor any Company Subsidiary shall owe any Liability relating to any Inter-Company Accounts to Seller or any of its Affiliates, or vice-versa.

17.SAFETY Act Matters. Upon Buyer’s reasonable request prior to Closing, Seller shall cooperate with Buyer in preparing an application for the Company to receive an award under the SAFETY Act, including the provision by Seller of such documentation as may be reasonably requested by Buyer; provided, however, that Seller shall not be obligated to incur any out-of-pocket cost or expense in connection with compliance with this Section 5.17.

18.Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Letter with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2 have been satisfied; provided, however, that if such Schedule Supplement relates to an event or occurrence that occurs after the date hereof and before the Closing, and Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification with respect to such matter.

19.	Certain Insurance Matters.

(a)For a period of five (5) years after the Closing Date, to the extent permitted by applicable Law and required by any Insurance Policy to which the Company or any Company Subsidiary is a party, or under which the Company or any Company Subsidiary is a “Named Insured” or an “Additional Insured” immediately prior to the Closing, Seller agrees to take all such actions as may be commercially reasonable at the written request of Buyer to assist the Company and the Company Subsidiaries in obtaining recovery on behalf of the Company and the Company Subsidiaries under such Insurance Policies with respect to periods and occurrences on or prior to the Closing Date; provided, that Buyer shall reimburse Seller for any reasonable out-of-pocket expenses incurred in connection therewith, whether as deductible payments or otherwise.

(b)	Prior to the Closing, Seller shall obtain (at Buyer’s sole expense), a two
(2) year “tail” policy with respect to the current errors and omissions liability insurance policy maintained by Seller on behalf of the Company and the Company Subsidiaries, or a substitute policy of at least the same coverage containing terms and conditions that are not, taken as a whole, less favorable to the insured with respect to matters occurring prior to the Closing Date. Such insurance shall cover all Persons related to the Business who are currently covered by Seller’s existing errors and omissions liability policy (including all individuals of the Company or any Company Subsidiary covered by such policy as of the date hereof) and shall include coverage for matters occurring prior to the Closing Date. The provisions of this Section 5.19(b) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to any Contract or under applicable Law.

20.Wrong Pocket. If, after the Closing, (a) Buyer or any of its Affiliates (including the Company or a Company Subsidiary) receives any payment (i) with respect to Legacy Project or (ii) for any product or service sold by or on behalf of Seller or any of its Affiliates (excluding the Company and the Company Subsidiaries), or in satisfaction of any receivable or similar obligation thereof, or (b) Seller or any of its Affiliates (excluding the Company and the Company Subsidiaries) receives any payment with respect to any product or service sold by or on behalf of the Business, as conducted by Buyer or its Affiliates (including the Company and the Company Subsidiaries), or in satisfaction of any receivable or similar obligation thereof (but excluding any payments with respect to the Legacy Projects), then such receiving party shall promptly remit such funds to such other party by wire transfer of immediately available funds to an account designated in writing by such other party.

ARTICLE VI. INDEMNIFICATION
1.Survival of Representations and Warranties and Covenants. The representations and warranties of Buyer, Seller and the Company contained in this Agreement or any certificate to be delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect for a period of fifteen (15) months after the Closing Date and then shall thereafter terminate and be of no further force or effect; provided, that any claim relating to Fundamental Representations (other than representations set forth in Section 3.2 (Capitalization)
or Section 3.4 (Subsidiaries)) or Indemnified Taxes may be made at any time prior to the expiration of the applicable statute of limitations (including any valid extension of such statute of limitations); provided, further, that the representations set forth in Section 3.2 (Capitalization) and Section 3.4 (Subsidiaries) shall survive indefinitely. All covenants and other agreements of the parties contained in this Agreement shall survive the Closing and shall continue in full force until the time period contemplated by its terms. Notwithstanding the foregoing, if, at any time prior to the end of the applicable survival period, any Buyer Indemnified Person or Seller Indemnified Person delivers to Seller or Buyer, as applicable, a Claim Notice as provided in Section 6.4(a) alleging a breach of any representation, warranty or covenant and asserting a claim for recovery under Section 6.2 based on such breach, then the representation, warranty or covenant underlying the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved. It is the express intent of the parties that if an applicable survival period as contemplated by this Section 6.1 is shorter (or longer) than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to (or increased to) the survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

2.	Indemnification.

(a)Following the Closing and subject to the limitations set forth in this Article VI, Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and each of their respective officers, directors, managers, shareholders, members, partners, agents, employees and their respective successors and assigns (each of the foregoing being referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against, and pay and reimburse the Buyer Indemnified Persons for, any and all damages, losses, claims, actions, causes of action, judgments, orders, awards, settlement payments, penalties, interest and expenses (including reasonable attorneys’ fees and expenses), but specifically excluding exemplary or punitive damages (other than such damages owing to a third party in connection with a Third-Party Claim) (collectively, “Indemnifiable Damages”), arising out of, relating to or resulting from:

(i)any breach or inaccuracy of any representation or warranty made by Seller or the Company contained in Article II or Article III of this Agreement (as qualified by the Seller Disclosure Letter);

(ii)any breach or nonfulfillment of any covenant or agreement made by Seller in this Agreement;

(iii)any breach or nonfulfillment of any covenant or agreement made by the Company in this Agreement and to be performed prior to the Closing;

(iv)any Company Indebtedness or Company Transaction Expenses, in each case, to the extent unpaid as of the Closing Date and not taken into account in the calculation of the Closing Purchase Price;
(v)any Liabilities arising out of or relating to the Legacy Projects, including any Liabilities arising out of or relating to the breach by Seller, the Company or any Company Subsidiary prior to the Closing under the applicable Contracts related to the Legacy Projects, but excluding any Liabilities arising out of or relating to Buyer’s breach of its performance obligations with respect to the Legacy Projects under the Transition Services Agreement, subject to and in accordance with the terms and conditions of the Transition Services Agreement (it being understood that such exclusion shall in no event exceed Buyer’s limitation of liability under the Transition Services Agreement, including Section 6.2(b) thereof);

Account;

(vi)	any Liabilities arising out of or relating to any Inter-Company

(vii)	any Indemnified Taxes; and

(viii)any Liabilities arising from or as a result of any items set forth on Section 6.2(a)(viii) of the Seller Disclosure Letter.

(b)Following the Closing and subject to the limitations set forth in this Article VI, Buyer shall indemnify, defend and hold harmless Seller’s Affiliates and each of their respective officers, directors, managers, shareholders, members, partners, agents, employees and their respective successors and assigns (each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against, and pay and reimburse the Seller Indemnified Person for, any and all Indemnifiable Damages arising out of, relating to or resulting from:

(i)any breach or inaccuracy of any representation or warranty made by Buyer contained in Article IV of this Agreement;

(ii)any breach or nonfulfillment of any covenant or agreement made by Buyer in this Agreement;

(iii)any Liabilities under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by (A) Buyer’s failure to offer to, or continue employment of, all Business Employees at the same location and at the same compensation and substantially the same benefits that the Business Employees had with Seller, the Company or the applicable Affiliate thereof immediately prior to the Closing or (B) the termination post-

Closing of any Business Employee;

(iv)any Liabilities arising under any Contractor License after the Closing, including any liability of any non-Business Employee arising as a result of such non- Business Employee being affiliated with such Contractor License after the Closing as a principal, an obligor or otherwise;

(v)any Liabilities related to the Pre-Closing Liability Transfer Obligations and any and all other Liabilities arising out of guarantees, letters of credit and payment, performance or bid bonds related to the Business (excluding any such items related to the Legacy Projects), irrespective of whether identified by Seller and communicated to Buyer pursuant to Section 5.15; and
(vi)any    Liabilities    arising    in    connection    with    the    transfer    of information required by Section 5.9(j).

3.	Deductible; Other Limitations.

(a)Notwithstanding anything contained herein to the contrary, no indemnification shall be available to a Buyer Indemnified Person with respect to a claim under Section 6.2(a)(i) unless (i) the amount of Indemnifiable Damages with respect to such claim (or series of related claims) exceeds $30,000 (the “Individual Claim Threshold”) and (ii) the aggregate amount of Indemnifiable Damages with respect to all claims under Section 6.2(a)(i) exceeds $400,000 (the “Deductible”), in which case indemnification shall only be available for all Indemnifiable Damages in excess of the Deductible; provided, however, that neither the Individual Claim Threshold nor the Deductible shall apply with respect to any Indemnifiable Damages arising from any claims for indemnification with respect to the Seller Fundamental Representations, the Company Fundamental Representations (other than Section 3.5(c) (Title to Assets, Etc.)) or involving Fraud.

(b)The aggregate amount required to be paid by Seller under Section 6.2(a)(i) (other than Indemnifiable Damages arising out of or related to claims for indemnification involving (i) breaches of any Seller Fundamental Representations or Company Fundamental Representations or (ii) Fraud) shall in no event exceed $8,187,500. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Seller to the Buyer Indemnified Persons in respect of the indemnification obligations of the Seller under this Agreement exceed $65,500,000.

(c)Indemnifiable Damages that may be recovered from Seller shall take account of and be reduced by (i) any amounts actually recovered by the Buyer Indemnified Persons pursuant to any indemnification by or indemnification agreement with any third party,
(ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the Buyer Indemnified Persons in respect thereof and (iii) an amount equal to the amount of any Tax benefit received or utilized by the Buyer Indemnified Persons (including the Company or any Company Subsidiary) in connection with such Indemnifiable Damages or any of the circumstances giving rise thereto (each Person named and source identified in clauses (i),
(ii) and (iii), a “Collateral Source”), in each case, after reduction for the reasonable fees, expenses and costs incurred by the Buyer Indemnified Persons to recover such amounts and any increase in insurance premiums incurred as a result of seeking recovery for such amounts. The Buyer Indemnified Persons shall use commercially reasonable efforts to mitigate Indemnifiable Damages, including by seeking recovery from all reasonably available Collateral Sources; provided, however, that (i) no Buyer Indemnified Person shall have any obligation to assert any claim or exercise any right of recovery against any customer or supplier (other than an insurance provider) in order to mitigate any Indemnifiable Damages hereunder and (ii) notwithstanding anything to the contrary contained herein, under no circumstances shall any Buyer Indemnified Person be required to litigate to obtain any recovery from any Collateral Source. If the amount to be netted hereunder from any payment required under Section 6.2 is determined after payment by Seller of any amount otherwise required to be paid to a Buyer Indemnified Person under this Article VI, Buyer shall repay to Seller, promptly after such determination, any amount that Seller would not have had to pay pursuant to this Section 6.3(d) had such determination been made at the time of such payment.

(d)Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Person shall have any right to indemnification under this Agreement with respect to, or based on, Taxes that (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any Tax period (or portion thereof) of any Tax Attribute of the Company or any Company Subsidiary, (iii) result from transactions or actions taken by Buyer or any of its Affiliates either (A) on the Closing Date that are outside of the ordinary course of business or (B) on or after the Closing Date that are a breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 5.13 hereof, (iv) result from any Buyer financing transaction, or (v) do not arise from a Third-Party Claim.

(e)No amount shall be recoverable pursuant to this Article VI to the extent it has been reflected in Net Working Capital as finally determined pursuant to Section 1.5 or otherwise taken into account in the calculation of the Final Closing Purchase Price. Buyer and Seller agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Final Closing Purchase Price for all income Tax purposes.

(f)(f) For the sole purpose of calculating the amount of any Indemnifiable Damages pursuant to Article VI (and not for determining whether or not any breaches of representations or warranties have occurred), except for the case of (i) the use of the words “Company Material Contract” in Section 3.16 and (ii) the use of the words “Company Material Adverse Effect” in Section 3.6, all qualifications in the representations and warranties set forth in Article II and Article III as to “materiality”, “Company Material Adverse Effect” or similar qualifiers of like import shall be disregarded.

(g)Notwithstanding anything to the contrary in this Agreement, from and after the Closing, no Seller Indemnified Person shall seek any contribution, reimbursement or recovery from the Company with respect to any representations, warranties or covenants or agreements of the Company set forth herein (or pursuant to any certificate delivered pursuant hereto).

4.	Claims Process.

(a)In order to seek indemnification under Section 6.2, the Buyer Indemnified Person or the Seller Indemnified Person (as applicable, the “Indemnified Person”) shall, prior to the end of the applicable survival period set forth in Section 6.1, deliver to Seller or Buyer (as applicable, the “Indemnifying Person”) a certificate signed by any officer of Seller or Buyer, as applicable (a “Claim Notice”) promptly after the Indemnified Person has knowledge of a bona fide claim for indemnification pursuant to this Article VI; provided, that any delay in providing such notice shall not result in the Indemnified Person losing its rights under this Article VI in the case of a Third-Party Claim except to the extent the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced thereby:
(i)stating that the Indemnified Person has a claim for Indemnifiable Damages, the nature of the claim and the provision of this Agreement which gives rise to the claim;

(ii)stating the amount of such Indemnifiable Damages that have been incurred, paid, reserved or accrued, to the extent reasonably determinable at the time of submission of such Claim

Notice (the “Claimed Amount”); and

(iii)specifying in reasonable detail (based upon the information then possessed by the Indemnified Person) the individual items of such Indemnifiable Damages included in the amount so stated.

(b)The Indemnifying Person may, at any time on or before the thirtieth (30th) day following its receipt of a Claim Notice for a claim that is not a Third-Party Claim (the “Objection Period”), object to a claim made in such Claim Notice by delivering written notice (a “Claim Objection”) to the Indemnified Person. The Claim Objection shall set forth in reasonable detail the reasons for the objection to such claim and the portion of the Claimed Amount which is disputed. If the Indemnified Person does not receive a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section, the Indemnifying Person shall, within five (5) Business Days following the end of the Objection Period, pay to the Indemnified Person, by wire transfer of immediately available funds to an account designated in writing by the Indemnified Person, the full amount of the Claimed Amount. If the Indemnified Person receives a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section, the Indemnifying Person shall within five (5) Business Days following the end of the Objection Period, deliver to the Indemnified Person an amount equal to the portion of the Claimed Amount not subject to dispute (if any). During the twenty (20) day period following the delivery of a Claim Objection in accordance with Section 6.4(b), the Indemnifying Person and the Indemnified Person shall attempt in good faith to resolve such dispute. If the dispute is not resolved within such twenty (20) day period, either the Indemnifying Person or the Indemnified Person may bring suit pursuant to Section 9.4.

5.	Third-Party Claims.

(a)Following the delivery of a Claim Notice to an Indemnifying Person by an Indemnified Person with respect to a claim, demand, dispute, lawsuit, arbitration or other Legal Proceeding initiated by a third party (a “Third-Party Claim”), together with copies of any documents served on the Indemnified Person with respect to the Third-Party Claim, with respect to any matter in respect of which the Indemnified Person may make a claim for indemnification under this Article VI, the Indemnifying Person may, within twenty (20) days of receipt of such Claim Notice, upon written acknowledgment without qualification of the right to the Indemnified Person to be indemnified for Indemnifiable Damages incurred in connection with such Third- Party Claim, be entitled to participate in, or by giving written notice to the Indemnified Person, to assume the defense of any Third-Party Claim at the Indemnifying Person’s expense and by the Indemnifying Person’s own counsel; provided, however, that the Indemnifying Person may only elect to assume the defense thereof so long as (i) along with its notice of assumption of the defense of such claim, the Indemnifying Person notifies the Indemnified Person in writing that the Indemnifying Person will indemnify the Indemnified Person from and against any
Indemnifiable Damages the Indemnified Person may incur relating to or arising out of the Third- Party Claim to the extent that such indemnification is required by (and subject to the limitations in) this Article VI; (ii) the Indemnifying Person is not a party to the Third-Party Claim or the Indemnified Person has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint represents; (iii) the Third-Party Claim does not involve or relate to a Top Customer or Top Supplier; (iv) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief or any claim by any Governmental Body; (v) the Indemnifying Person conducts the defense of the Third-Party Claim actively and diligently; (vi) the Third-Party Claim would not, in the reasonable determination of the Indemnified Person, materially impair the Business if resolved adversely to the Indemnified Person; (vii) the Indemnifying Person keeps the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Person to participate in the defense of the Third-Party Claim and (viii) the Indemnified Person reasonably believes that the Indemnifiable Damages relating to such Third- Party Claim would exceed the maximum amount that such Indemnified Person could then be entitled to recover under the applicable provisions of this Article VI. The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof pursuant to the foregoing sentence. The Indemnified Person and the Indemnifying Person shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim. The Indemnifying Person shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed).

(b)If the Indemnifying Person declines to exercise its right to defend under Section 6.5(a) or if any condition to the Indemnifying Person’s assumption of the defense of a Third-Party Claim set forth in clauses (i)-(viii) of Section 6.5(a) becomes unsatisfied, the Indemnified Person: (i) shall defend against the Third-Party Claim in a commercially reasonable manner; (ii) shall keep the Indemnifying Person reasonably apprised of all material developments (including settlement offers) with respect to the Third-Party Claim; and (iii) shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed). Promptly following the final resolution of any such Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person for all costs of defending against the Third-Party Claim to the extent required hereunder, including reasonable attorneys’ fees and expenses, and any other Indemnifiable Damages the Indemnified Person has incurred relating to or arising out of the Third-Party Claim, in each case, to the extent required by (and subject to the limits in) this Article VI.

6.Exclusive Remedy. Except in the case of Fraud and except for remedies pursuant to Section 1.5(b), the provisions contained in this Article VI are intended to provide the sole and exclusive remedy for the Buyer Indemnified Persons and Seller Indemnified Persons following the Closing as to all claims based on, arising out of or relating to this Agreement; it being understood that nothing in this Article VI shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement.
ARTICLE VII. CLOSING CONDITIONS
1.Conditions to Each Party’s Obligations. Each party’s obligation to effect the Closing is subject to satisfaction, or written waiver by the party entitled to the benefit thereof, of each of the following conditions:

(a)any review or investigation by CFIUS of the Transactions shall have been conducted, and (i) CFIUS shall have determined that the Transactions are not covered transactions and not subject to review under applicable Law; (ii) the parties shall have received written notice from CFIUS that review of the Transactions under Exon-Florio has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the Transactions and advised that action under Exon-Florio, and any investigation related thereto, has been concluded with respect to the Transactions; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the parties and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transactions shall have expired without any such action being taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions (collectively, the “CFIUS Condition”);

(b)no Law or order, writ, injunction, Judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body (each, a “Restraint”) shall be in effect enjoining, restraining, preventing or prohibiting the Closing or making the Closing illegal;

(c)each of the Legacy Consents shall have been obtained, in form and substance reasonably satisfactory to each party, and shall be in full force and effect;

(d)	all Pre-Closing Liability Transfer Obligations have been (i) cancelled,
(i)assumed or otherwise guaranteed by Buyer or its Affiliates, effective as of the Closing, or
(ii)otherwise secured by the taking of such actions as may be mutually agreed between Buyer and Seller; and

(e)each party is reasonably satisfied that the transition of the payroll process to Buyer and/or its Affiliates has been completed.

2.Conditions to Buyer’s Obligations. Buyer’s obligation to effect the Closing is subject to satisfaction, or written waiver by Buyer, of each of the following conditions:

(a)(i) the representations and warranties of Seller and the Company shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; (ii) Seller and the Company must have performed and complied in all material respects with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) Seller must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b)since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and Seller shall have delivered to Buyer at the Closing a certificate in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the condition in this Section 7.2(b);

(c)	each of the following documents must have been delivered to Buyer:

(i)confirmation, in form and substance reasonably satisfactory to Buyer, that the Company and the Company Subsidiaries will, upon Closing, be released from any and all obligations under the agreements listed on Section 7.2(c)(i) of the Seller Disclosure Letter;

(ii)a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying that attached thereto is a true, correct and complete copy of (A) the organizational and governing documents of Seller; (B) to the extent applicable, resolutions duly adopted by the board of directors of Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (C) a certificate of existence or good standing of Seller as of a date no later than five (5) Business Days prior to the Closing Date;

(iii)a certificate of the secretary of the Company, in form and substance reasonably satisfactory to Buyer, certifying that attached thereto is a true, correct and complete copy of (A) the organizational and governing documents of the Company; (B) to the extent applicable, resolutions duly adopted by the board of directors and stockholder of the Company authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (C) a certificate of existence or good standing of the Company as of a date no later than five (5) Business Days prior to the Closing Date; and

(iv)	the documents required by Section 1.4(a).

3.Conditions to Seller’s Obligations. Seller’s obligation to effect the Closing is subject to satisfaction, or written waiver by Seller, of each of the following conditions:

(a)(i) the representations and warranties of Buyer shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; (ii) Buyer must have performed and complied in all material respects with all of Buyer’s covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) Buyer must deliver to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in clauses
(i) and (ii) above;

1.2(c); and

(b)	delivery of the Estimated Closing Purchase Price as set forth in Section

(c)	delivery of the documents required by Section 1.4(b).

4.Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE VIII. TERMINATION
1.General. Subject to Section 9.6, this Agreement may be terminated at any time prior to the Closing as follows:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller or Buyer if there shall be in effect a final non-appealable Restraint having the effect of making illegal, permanently restraining, enjoining or prohibiting the consummation of the Transactions;

(c)at the election of Seller or Buyer on or after September 30, 2018 (the “Outside Date”), if the Transactions shall not have occurred by the close of business on such date; provided, that neither Seller nor Buyer shall be permitted to terminate this Agreement pursuant to this Section 8.1(c) if it (or in the case of Seller, the Company) is in default of any of its obligations hereunder and such default primarily causes either (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if the other party has initiated Legal Proceedings to specifically enforce this Agreement while such Legal Proceedings are still pending;

(d)by Buyer if it is not in material default of any of its obligations hereunder and Seller or the Company is in breach of any of its representations, warranties or obligations hereunder that would result in the failure of the conditions set forth in Section 7.2(a) to be satisfied if the Closing were scheduled to occur as of the date of determination, and, in each case, such breach is not cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Buyer to Seller or (ii) one day prior to the Outside Date; or
(e)by Seller if neither Seller nor the Company is in material default of any of their obligations hereunder and Buyer is in breach of any of its representations, warranties or obligations hereunder that would result in the failure of the conditions set forth in Section 7.3(a) to be satisfied if the Closing were scheduled to occur as of the date of determination, and such breach is not cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Buyer to Seller or (ii) one day prior to the Outside Date.

2.Procedure Upon Termination. In the event of termination and abandonment by Buyer or Seller, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by Buyer or Seller.

3.Effect of Termination. If this Agreement is validly terminated in accordance with Sections 8.1 and 8.2, then each party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to any party; provided, however, that, except as otherwise provided in this Section 8.3,
(i)no such termination shall relieve any party from Liability or damages for or arising out of (A) Fraud or (B) any willful breach of this Agreement prior to termination of this Agreement and (ii) the provisions of this Section 8.3, Section 5.2 (Public Announcements), Section 5.11 (Confidentiality), as applicable, and Article IX (Miscellaneous Provisions) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. Any failure of any party to effect the Closing when required pursuant to Section 1.3 shall be considered a willful breach by such party.

ARTICLE IX. MISCELLANEOUS PROVISIONS
1.Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects only by written agreement signed by Buyer, Seller and the Company.

2.Waiver. No failure or delay by Seller, the Company or Buyer in exercising any right hereunder or requiring the performance of any provision hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. No Person shall be deemed to have waived any claim arising out of this

Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

3.Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Seller Disclosure Letter, the Transaction Documents and the NDA, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement (including the LOI). This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

4.Applicable Law; Jurisdiction. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement and the Transactions shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the Transaction Documents, or the negotiation, validity or performance of this Agreement, the Transaction Documents and the Transactions shall be heard and determined in any state or Federal court of competent subject matter jurisdiction sitting in New Castle County, Delaware, and the parties irrevocably submit to the jurisdiction of such courts (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such courts. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

5.Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

6.Specific Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Seller and the Company, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Buyer, on the one hand, or Seller or the Company, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller, the Company or Buyer under this Agreement.
7.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that Buyer may assign this Agreement and any or all of its rights and interests hereunder to a Designated Affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In the event of an assignment of this Agreement by Buyer to a Designated Affiliate, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder, but the assignor shall not be released from liability hereunder.

8.Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto);
(a)if sent by email transmission on a Business Day prior to 4:00 p.m. recipient’s local time, upon transmission and subject to confirmation of receipt, or (e) if sent by email transmission after 4:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission:
if to Buyer or any Buyer Indemnified Person: Securitas Electronic Security, Inc.
3800 Tabs Drive
Uniontown, OH 44685
Attention: Tony Byerly; Felix Gonzales
Email: tony.byerly@securitases.com; felix.gonzales@securitases.com Facsimile No: (330) 899-5182 with copies to (which copies shall not constitute notice): Securitas Security Services USA, Inc.
4300 Park Terrace Drive Westlake Village, CA 91361 Attention: Frederick W. London
Email: fred.london@securitasinc.com Facsimile No: (818) 706-5045

and

K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Kevin P. Stichter; John E. Blair, Jr.
Email: kevin.stichter@klgates.com; john.blair@klgates.com Facsimile No.: (704) 353-3282; (704) 353-3233 if to Seller or any Seller Indemnified Person: Kratos

Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200 San Diego, CA 92121 Attention: General Counsel
Email: marie.mendoza@kratosdefense.com Facsimile No: (858) 812-7303 with a copy to (which copy shall not constitute notice): Paul Hastings LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121 Attention: Teri O’Brien
Email: teriobrien@paulhastings.com Facsimile No: (858) 458-3005

9.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

10.	Construction.

(a)For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)The parties hereto agree that any rule of construction or burden or presumption of authorship to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to the corresponding Sections of, and Schedules and Exhibits attached to, this Agreement. All such Schedules, Exhibits and the Seller Disclosure Letter are incorporated herein by reference and made a part of this Agreement. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement or any other Transaction Document.

(e)Unless the context otherwise requires, any reference to any Law shall be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof.

(f)All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. References to “dollars” or “$” shall mean U.S. dollars.

(g)The phrases “provided to,” “made available to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including, in the case of Seller, by means of being provided for review in the online data room maintained by Seller with respect to the Transactions and not removed prior to the date of this Agreement.

(h)When calculating the period of time which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

11.Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means. No party may raise the use of facsimile or electronic delivery or the fact that any signature or this Agreement was transmitted or communicated through the use of facsimile or electronic delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement by Seller, the Company or any Company Subsidiary shall be paid by Seller, and all costs and expenses incurred in connection with this Agreement by Buyer shall be paid by Buyer. If this Agreement is terminated, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.

[Remainder of page intentionally left blank]

IN WITNESS WH EREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECURITAS ELECTRONIC SECURITY, INC.
By:    /s/ Lance A. Byerly
Name : Lance A. Byerly
Title: President

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:    /s/ Deanna H. Lund
Name : Deanna H. Lund
Title: Executive Vice President and Chief Financial Officer

KRATOS PUBLIC SAFETY & SECURITY SOLUTIONS, INC.

By:    /s/ Deanna H. Lund
Name: Deanna H. Lund
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A
DEFINITIONS

1.Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2018 Retention Bonus Plan” shall mean a retention bonus plan to be adopted prior to the Closing and fully funded by the Seller.

“Affiliate” shall mean, with respect to a specified Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean (a) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise and (b) being a director, officer, executor, trustee or fiduciary (or their equivalents) of such a Person or a Person that controls such a Person. For the avoidance of doubt, the Company and its Subsidiaries will be Affiliates of Buyer following the Closing.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Antitrust Law” shall mean each of the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act (and any other similar Law enforced by a Governmental Body regarding preacquisition notifications for the purpose of competition reviews), and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern, conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.
“Arbiter” shall mean an independent “big four” or any other nationally recognized accounting firm to be mutually agreed upon by Buyer and Seller, in each case, other than Deloitte & Touche LLP and PricewaterhouseCoopers LLP.

“Business” shall mean the business of designing, engineering, installing, selling, operating, monitoring and servicing integrated electronic security and/or guarding systems and solutions for public safety, critical infrastructure, and strategic assets and commercial and financial customers; provided, however, that the parties expressly agree that the term “Business” shall not include, and the terms of this Agreement shall not limit, in any way the provision by Seller or its Affiliates of any products and/or services related to national security, unmanned systems, modular systems, satellite communications, microwave electronics, cyber security/warfare, missile defense, combat and training systems, or the NeuralStar software, or limit in any way the ability of Seller and its Affiliates to continue work performed on Robins Air Force Base located in Warner Robins, GA, in the manner performed immediately prior to the Closing.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to be closed.

“Business Employee Agreement” shall mean any employment, severance, retention, transaction bonus, change in control, or other similar Contract between: (a) Seller, the Company or any Company

Subsidiaries and (b) any Business Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law or by Contract not exceeding sixty (60) days) without any material obligation on the part of Seller, the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment.

“Buyer Employee Benefit Plan” shall mean an employee plan maintained, adopted, sponsored, contributed or required to be contributed to by Buyer or any entity with which the Buyer is considered a single employer under Section 414(b), (c) or (m) of the Code with respect to any current or former employee, officer or director of the Buyer or its Affiliates or any beneficiary or dependent thereof.

“Buyer Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authority; Binding Nature of Agreement), 4.6 (Solvency) and 4.8 (Brokers).

“Cash” means the amount of consolidated cash, cash equivalents, marketable securities and bank deposits, as reflected in bank statements and certificates of deposit less escrowed amounts or other restricted cash balances and less the aggregate amount of all paid checks, wires, cash or deposits in transit (i.e., current checks and stale checks, in each case, written but not cleared) drawn on bank accounts of the Company or the Company Subsidiaries on or prior to the date of determination, calculated in accordance with GAAP; provided, that Cash shall not include (i) any amounts to the extent included in Company Transaction Expenses or Net Working Capital, in each case, as finally determined or (ii) prepaid deposits or other similar assets.

“Cause” means with respect to any Project Manager, (a) such Person’s dishonesty or gross insubordination in the performance of such Person’s duties and responsibilities or any other act of dishonesty with respect to Buyer or its Affiliates (including acceptance of bribes or kickbacks or other acts of self-dealing), (b) such Person’s fraud, embezzlement, theft or misappropriation from Buyer or any of its Affiliates, (c) such Person’s conviction of, or entry of a plea of nolo contendere or any equivalent thereof in connection with, any crime constituting a felony, or the commission of any act involving moral turpitude or which would reasonably be expected to cause material harm to the reputation of Buyer or any of its Affiliates, (d) such Person’s gross negligence or willful misconduct causing harm to Buyer or any of its Affiliates, (e) such Person’s continued use of alcohol or illegal drugs to an extent, in the good faith determination of Buyer, that such use materially interferes with the performance of such Person’s duties and responsibilities and (f) the knowing and intentional failure by such Person to comply in any material respect with any material policy generally applicable to employees of Buyer or its Affiliates, which failure is not cured within five days after notice to such Person.

“CFIUS” means the Committee on Foreign Investment in the United States.
“Closing Cash” means the amount equal to Cash as of the Measuring Time.
“Code” shall mean U.S. Internal Revenue Code of 1986, as amended.
“Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c) or Section 414(m) of the Code, and the regulations issued thereunder.

“Company Employee Benefit Plan” shall mean an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by Seller or the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code with respect to any current Business Employee, any officer or director of the Company or any of the Company Subsidiaries (other than the employees listed on Section 5.9(a)(ii) of the Seller Disclosure Letter) or any beneficiary or dependent thereof and under which the Company or its Subsidiaries would reasonably be expected to have any material Liability.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3(a) (Authorization),
3.4 (Subsidiaries), 3.5(c) (Title to Assets, Etc.) and 3.8 (Brokers).

“Company Indebtedness” means the aggregate Indebtedness of the Company and the Company Subsidiaries as of the Measuring Time.

“Company Intellectual Property” shall mean all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (a) the Business, operations, assets, Liabilities or financial condition of the Company and the Company
Subsidiaries, taken as a whole, or (b) the ability of Seller or the Company to consummate the Transactions; provided, however, that, for purposes of clause (a) above, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect: (i) general political, economic or market conditions (including conditions in the financial markets, credit markets or capital markets in the United States or developments or changes therein) or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, except to the extent the Company and the Company Subsidiaries are adversely affected disproportionately relative to other participants in such industry; (ii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether declared or not), national or international calamity or any other similar event; (iii) any event, condition, change, occurrence or development, circumstance or effect resulting from the Transactions or the announcement thereof; (iv) changes in Law or GAAP; (v) changes in the price or trading volume of Seller’s stock (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect); (vi) any failure by Seller or the Company to meet public or internal revenue, earnings or other projections (provided that the underlying cause of such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect); or (vii) the taking of any action required by this Agreement (including any actions taken in compliance with this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Transactions) or expressly approved or permitted in writing by Buyer, or the failure to take any action prohibited by this Agreement.

“Company Transaction Expenses” shall mean, without duplication, any costs, payables, fees, disbursements and expenses incurred by the Company or any Company Subsidiary in connection with the negotiation, preparation or execution of this Agreement and the consummation of the Transactions, including fees and expenses of the Company’s financial advisors, legal counsel, investment bankers, accountants and auditors, whether accrued for or not, that are unpaid immediately prior to the Closing, and (a) including, for clarity, bonuses, discretionary payments, severance payments, retention payments or change-in-control payments payable by the Company, any Company Subsidiary or any of their respective

Affiliates (other than the Seller) to any Business Employee arising in connection with or related to the Transactions, including the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any compensatory payment made in connection therewith but (b) excluding, for clarity, (i) any severance or other similar payments, including accrued vacation and accrued bonuses and other similar compensation paid or payable by the Company or any Company Subsidiary in connection with the voluntary or involuntary termination of any Business Employee after the Closing and (ii) any amounts payable pursuant to the 2018 Retention Bonus Plan.

“Contract” shall mean any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding agreement, arrangement or commitment.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068 of ERISA, (c) under Section 412 or 4971 of the Code and
(d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Employee Benefit Plan” shall mean any plan, program, policy, agreement or other arrangement, whether written or unwritten, whether or not subject to ERISA, providing benefits or remuneration of any kind, including any pension, retirement, profit-sharing, savings and thrift, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, stock bonus, phantom equity, restricted stock, severance, medical, life, or other insurance, long or short term disability, change of control or any other similar employee benefits.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership, membership or limited liability company interest, unit of participation or other similar interest (however designated or denominated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exon-Florio” shall mean the Exon-Florio Amendment to the Defense Production Act of 1950 (as amended, including by the Foreign Investment and National Security Act of 2007, as amended), and the rules and regulations promulgated thereunder.

“FAR” shall mean the Federal Acquisition Regulation and, unless otherwise stated, all supplements thereto.

“Fraud” means, with respect to a Person, an actual and intentional or reckless act which involves a misrepresentation of a material fact, or concealment of a material fact, by such Person, and upon which another Person has relied to its detriment, in any case, with respect to the making of representations or warranties in Article II or Article III hereof.

“Fundamental Representations” shall mean, collectively, the Seller Fundamental Representations, Company Fundamental Representations and Buyer Fundamental Representations.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis, as in effect on the Balance Sheet Date or, with respect to any financial statements for periods prior to the Balance Sheet Date, the date on which such financial statements were prepared.

“Government Bid” means any offer, bid or proposal made by the Company or a Company Subsidiary prior to the Closing Date that, if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract that relates to the Business and is with
(a) a Governmental Body, (b) a prime contractor of a Governmental Body in its capacity as a prime contractor or (c) a higher-tier subcontractor of a Governmental Body with respect to any Contract of a type described in clauses (a) or (b) above, including as to all of the foregoing, all amendments and modifications thereunder. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Body” shall mean any: (a) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) multi-national, supra-national, national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit or self- regulatory organization, body or Entity and any court, other tribunal or public arbitral body).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, all (a) indebtedness of such Person for borrowed money and accrued but unpaid interest, premiums and penalties thereon, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, debentures or other similar instruments, (c) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety, performance and other bonds or similar instruments, (d) all indebtedness of such person created or arising under any conditional sale, title retention or similar agreement or creating an obligation of such Person with respect to the deferred purchase price of property or services, (e) with respect to the Company and any Company Subsidiary, the obligations of any of them for payment of deferred compensation and contingent purchase price (including any earn-out and seller notes related to or arising out of any prior acquisition, business combination or similar transaction), (f) obligations of all leases required to be capitalized under GAAP, (g) indebtedness or other obligations secured by a Lien on such Person’s assets, (h) any current and long-term deferred rent Liabilities, (i) all indebtedness or other obligations of another Person referred to in clauses (a) through (h) above guaranteed by such Person, (j) all Liabilities of the Company or Company Subsidiaries under any interest rate, currency or other similar swap, derivative or hedging agreement, (k) all obligations under any Inter-Company Account and (l) all amounts (including prepayment premiums or penalties, breakage costs, exit fees or other penalties, fees, costs or expenses) required to fully discharge and terminate all obligations described in any of the foregoing clauses of this definition. For the avoidance of doubt, there shall be no double counting of an item of Indebtedness if it is included in the calculation of Net Working Capital, and the definition of “Indebtedness” shall exclude trade accounts payable, including retainage, accrued in the ordinary course of business consistent with past practice.

“Indemnified Taxes” shall mean: (a) any and all Taxes (or the non-payment thereof) of the Company or any Company Subsidiary for all Pre-Closing Tax Periods; (b) any and all Taxes for Pre-Closing Tax Periods of any member of an Affiliated Group of which the Company or any Company Subsidiary is or was a member prior to the Closing, including pursuant to Treasury Regulation 1.1502-6 (or any analogous or similar state, local, or foreign Law) that are imposed on the Company or any Company Subsidiary; (c) any and all Taxes of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by Contract, from any obligation to indemnify or otherwise assume or succeed to the Liability of any Person, or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (d) any and all intercompany gains pursuant to Treasury Regulation Section 1.1502-13 that are triggered by the Transactions.

“Intellectual Property Rights” shall mean all rights arising out of or associated with (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), patents and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof; (b) trade secrets, confidential information, and know-how; (c) works of authorship, including copyrights and copyright registrations; and (d) domain names, trademarks, service marks, and registrations and applications therefor, together with all goodwill relating thereto.

“Key Project” shall mean a project identified in Section 3.16(c) of the Seller Disclosure

“Knowledge of Seller” shall mean the knowledge of those individuals set forth in Section 1.1 of the Seller Disclosure Letter; provided, that an individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

“Law” shall mean any federal, state, local, municipal, foreign, national, multi-national, supra-national or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, bylaw, official standard, policy or guidance or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course of business.

“Legacy Project” shall mean each of (a) #3863 MTA-HERALD SQ-ESS; (b) #4020 MTA- Lex/Roosevelt; (c) #4173 MTA-Court Street; (d) #4209MTA-PACIS “B” D W-32697 and (e) #4210 MTA-Atlantic.

“Legal Proceeding” shall mean any action, suit, litigation, complaint, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel (public or private).

“Liability” shall mean any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever, excluding in all cases licenses to Intellectual Property Rights.

“Measuring Time” means 12:01 a.m. local time on the Closing Date.

“Net Cash” means (a) Closing Cash, less (b) the sum of (i) Company Indebtedness and

(i)	Company Transaction Expenses, in each case, measured as of the Measuring Time.

“Net Working Capital” means an amount equal to (a) the current assets of the Company and the Company Subsidiaries (other than Cash, current income tax receivables and deferred Tax assets) minus (b) the current liabilities of the Company and the Company Subsidiaries, excluding
(i) deferred Tax and current income Tax liabilities, (ii) Company Transaction Expenses and (iii) Indebtedness, in each case, to the extent included in current liabilities and excluding, in each case, the current asset and liability balances directly attributable to the Legacy Projects, determined as of the Measuring Time and in accordance with Section 1.5(a) of the Seller Disclosure Letter, including the footnotes contained therein.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the software licensed thereunder, that other software incorporated into, derived from or distributed with, such software (a) be disclosed or distributed in source code form, (b) be licensed for purposes of preparing derivative works, or (c) be redistributed at no charge.

“Ordinary Course License” shall mean (a) non-disclosure agreements and confidentiality agreements, and (b) Contracts with licenses to or under Intellectual Property Rights entered into the ordinary course with employees, contractors, consultants, service providers, vendors, or customers of the Company or any Company Subsidiary.

“Permit” shall mean any governmental permits, licenses, certifications, franchises, variances, exemptions, exceptions, orders and other authorizations, consents, clearances and approvals issued by any Governmental Body necessary to conduct the Business substantially in the manner conducted as of the date hereof.

“Permitted Lien” shall mean: (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP, consistently applied; (b) Liens for Taxes, assessments and other governmental charges and levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP, consistently applied; (c) Liens affecting the interest of the grantor of any easements benefiting real property owned by the Company or any Company Subsidiary; (d) Liens (other than Liens securing Indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate or the occupancy or use of the Leased Real Property; (e) zoning, building and other similar codes and regulations; (f) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (h) Liens arising under securities Laws; and (i) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or Tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term is otherwise defined by applicable Law.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such taxable period ending on the Closing Date.

“Privacy Law” shall mean any Laws arising out of or relating to the collection, use or disclosure of Personal Data.

“Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and other representatives.

“Sanctions Laws” shall mean, collectively, any economic or financial sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the
U.S. Department of State, any other agency of the U.S. government, the United Nations, the United Kingdom or the European Union or any member state thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
“Seller Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1 (Organization), 2.2 (Authority; Binding Nature of Agreement), 2.5 (Title to Shares) and 2.6 (Brokers).

“Software” shall mean computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof.

“Solvent” shall mean that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of Liabilities of such Person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable Liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and Liabilities as they become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or Liabilities beyond their ability to pay such debts and Liabilities as they mature.

“Straddle Period” shall mean a taxable period that commences on or before the Closing Date and ends after the Closing Date.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Target Net Working Capital” means $24,500,000.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, however denominated or computed, and any related charge or amount (including any fine, penalty or interest imposed in addition thereto), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Document” shall mean this Agreement, the Transition Services Agreement, the Lease Assignments, the Guarantee and each other agreement, certificate, instrument or document to be executed and delivered by one or more of the parties at or before the Closing in connection with the Transactions.

“Transactions” shall mean Buyer’s purchase of the Shares and the other transactions contemplated by this Agreement and the Transaction Documents.

“Unbilled Accounts Receivable” shall mean unbilled Accounts Receivable of the Company and the Company Subsidiaries that correspond with revenue that was recognized for time and costs incurred on time and material Contracts, and for revenue that was recognized on fixed price Contracts under the percentage-of-completion method of accounting for which revenue recognized exceeds amounts that have been billed.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29
U.S.C. § 2101 et seq.